UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECH DATA CORPORATION

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2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

CONNECTING THE WORLD WITH THE POWER OF TECHNOLOGY™

April 26, 2018

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held June 6, 2018, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting in person, you may listen to a webcast of the meeting that will be available on the Investor Relations section of the Company’s website at www.techdata.com/investor. An archive replay will be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials online. On or about April 26, 2018, we mailed to our shareholders a notice containing instructions on how to access our 2018 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote online, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting.

Following the Annual Meeting on June 6, Richard T. Hume, Executive Vice President, Chief Operating Officer, will become Tech Data’s next Chief Executive Officer. This transition is the result of a thorough and thoughtful long-term succession planning process undertaken by the Board of Directors over the past several years. In connection with this process, and in order to help ensure a smooth transition, I will remain on the Board as Executive Chairman. As Executive Chairman, I will be actively involved as a strategic advisor to Rich in addition to my governance and board oversight responsibilities. I am excited about my new role on the Board and look forward to continuing to work closely with Rich and the other directors in helping to shape the future of Tech Data.

Thank you for your continued support of and investment in Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2018

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 6, 2018, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida 33760, for the following purposes:

1.	To elect ten (10) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2019.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2018.

4.	To approve the 2018 Equity Incentive Plan.

5.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 28, 2018 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Wayne O. Hanewicz

Corporate Vice President, Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA INTERNET www.proxyvote.com	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE: Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the Annual Meeting in Clearwater, FL See page 2 for details

IMPORTANT: Whether you expect to attend the meeting or not, we urge you to vote your shares either online, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope within the timelines stated herein. If you attend the meeting, you may vote your shares in person if they are held in your name and not in the name of a broker, even though you have previously signed and returned your proxy. See the accompanying Proxy Statement for further information.

TECH DATA CORPORATION

2018 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (“Board”) of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 6, 2018, at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 28, 2018. Each outstanding share of common stock is entitled to one vote. There were 38,299,482 outstanding shares of common stock entitled to vote as of March 28, 2018.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials online. On or about April 26, 2018, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2018 Proxy Statement and Annual Report (the “Proxy Materials”) and on how you may submit your proxy online. If you would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting Proxy Materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials and the proxy are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy online by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the Proxy Materials by mail, you can vote online, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

2018 Proxy Statement	1

You can utilize these methods to vote:

Online. You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting online has the same effect as voting by mail or telephone. Online voting will be available until 11:59 p.m. Eastern Daylight Time on June 5, 2018.

By telephone. You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 5, 2018.

By mail. If you received a paper copy of the Proxy Materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or you may return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before June 5, 2018.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date online or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest online, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy online, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Wayne O. Hanewicz, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting online, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to ratify the selection of the independent registered public accounting firm for fiscal 2019, the broker may vote your shares in its discretion. For all the other proposals, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote online, by telephone, or by proxy even if you plan to attend the Annual Meeting.

2	Tech Data Corporation

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect ten (10) directors, whose names are set forth below, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2019.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2018.

4.	To approve the 2018 Equity Incentive Plan.

5.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm for fiscal 2019—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm for fiscal 2019. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions will not count as votes cast and will have no effect on the outcome.

To approve, on an advisory basis, named executive officer compensation for fiscal 2018—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2018. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To approve the 2018 Equity Incentive Plan—An affirmative vote of a majority of the votes cast is required to approve the 2018 Equity Incentive Plan. Shares represented by proxies given to the

2018 Proxy Statement	3

Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the adoption of the 2018 Equity Incentive Plan in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as a vote cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the Annual Meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 28, 2018, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

4	Tech Data Corporation

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1)	Shares(2)		Equity awards exercisable or vesting within 60 days	Percent
Charles E. Adair	14,475		—	*
Karen M. Dahut	—		—	*
Charles V. Dannewitz	8,672		—	*
Robert M. Dutkowsky	185,587	(3)	—	*
Harry J. Harczak, Jr.	11,492		—	*
Bridgette P. Heller	854		—	*
Richard T. Hume	9,562		—	*
Kathleen Misunas	25,964		—	*
Thomas I. Morgan	14,146		—	*
Patrick G. Sayer	10,410		—	*
Savio W. Tung	17,648		—	*
David R. Vetter	30,518		—	*
Patrick Zammit	2,058		—	*
All executive officers and directors as a group (20 persons)	405,824		—	1.1%
Five Percent Shareholders
FMR, LLC 245 Summer Street Boston, MA 02210	3,766,166	(4)	—	9.8%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	3,746,695	(5)	—	9.8%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,348,579	(6)	—	8.7%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,005,877	(7)	—	7.8%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)	Includes shares held by the executive officers as a group (1,233) in the Employee Stock Purchase Plan.
(3)

Includes 37,530 vested hold-to-retirement restricted stock units (“HREs”), which will be distributed as common stock to Mr. Dutkowsky upon his “separation from service” as defined in the HRE grant agreement.

(4)

According to Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC (“FMR”) and its Chairman, Abigail P. Johnson, reporting beneficial ownership of 3,766,166 shares: (a) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (b) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (c) as of December 29, 2017 the reporting persons had sole voting power of 81,716 shares and sole dispositive power with respect to 3,766,166 shares.

2018 Proxy Statement	5

(5)

According to a Schedule 13G filed with the SEC on January 23, 2018, reporting beneficial ownership of 3,746,695 shares, as of December 31, 2017, BlackRock, Inc. has sole voting power with respect to 3,654,144 shares and sole dispositive power with respect to 3,746,695 shares.

(6)

According to a Schedule 13G filed with the SEC on February 12, 2018, reporting beneficial ownership of 3,348,579 shares, as of December 31, 2017, The Vanguard Group, Inc. has sole voting power with respect to 40,826 shares, shared voting power of 4,411 shares, sole dispositive power with respect to 3,306,270 shares and shared dispositive power with respect to 42,309 shares.

(7)

According to a Schedule 13G filed with the SEC on February 9, 2018, reporting beneficial ownership of 3,005,877 shares, as of December 31, 2017, Dimensional Fund Advisors LP has sole voting power with respect to 2,944,658 shares and sole dispositive power with respect to 3,005,877 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal 2018, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

6	Tech Data Corporation

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board oversees the Company’s management in its conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has four committees, the Audit Committee, Compensation Committee, Governance and Nominating Committee and CyberTech (formerly Cybersecurity) Committee (the “Committees”), the principal responsibilities of which are described below. Each of the Committees meets regularly and has a written charter. Representatives from the Company’s legal department regularly provide updates on legal and regulatory matters to the Board and Committees.

The Board has made an affirmative determination that Charles E. Adair, Karen M. Dahut, Harry J. Harczak, Jr., Bridgette P. Heller, Kathleen Misunas, Thomas I. Morgan, Patrick G. Sayer, and Savio W. Tung are independent within the meaning of applicable law and the NASDAQ Stock Market (“NASDAQ”) listing requirements. In making this determination, the Board considered that a company for which Ms. Heller’s sister-in-law serves as President, purchased products at fair market value and on an arms’ length basis from Tech Data during the Company’s 2018 fiscal year. There were no other relationships between any director and the Company that required review in connection with the Board’s independence determination. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of applicable law and the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Conduct, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

During fiscal 2018, the Board held seven regularly scheduled meetings. All members of the Board attended 75% or more of the total number of meetings of the Board and all Committees on which he or she served. All directors except one were present at the 2017 Annual Meeting of Shareholders that was held on June 7, 2017. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

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The current members of the Board of Directors are as follows:

Name	Age(1)	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee	CyberTech Committee
Charles E. Adair(2)	70	✓	✓		✓(3)
Karen M. Dahut	54	✓	✓			✓
Robert M. Dutkowsky(4)	63
Harry J. Harczak, Jr.	61	✓	✓(3)			✓
Bridgette P. Heller	56	✓	✓		✓
Kathleen Misunas	67	✓		✓		✓(3)
Thomas I. Morgan	64	✓		✓(3)	✓
Patrick G. Sayer	60	✓		✓		✓
Savio W. Tung	67	✓		✓	✓

(1)	As of the Annual Meeting date.

(2)	Lead independent director.

(3)	Chairperson.

(4)	Chairman of the Board.

8	Tech Data Corporation

The following provides biographical information about the ten nominees, including new nominee Mr. Hume, for election to the Board at the 2018 Annual Meeting as well as their qualifications and skills:

Charles E. Adair Montgomery, Alabama Age: 70 Director Since: 1995	Board Committees: • Lead Independent Director • Chair of Governance and Nominating • Audit	Current Other Public Directorships: • Torchmark Corporation • Rayonier Advanced Materials, Inc. Past Public Directorships: • PSS World Medical, Inc.

Professional Highlights:

•  Partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds and investments

•  President and COO of Durr-Fillauer Medical, Inc. from 1981 until 1992

•  Certified Public Accountant (inactive)

Mr. Adair is a financial expert whose accounting background, service on numerous boards and executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide significant value related to finance, management, operations, governance and risk. Mr. Adair’s years of service on public company boards provide Mr. Adair with additional perspectives from which to view the governance and oversight of the Company’s operations and the Board’s activities. Mr. Adair has the in-depth knowledge of the business and affairs of the Company and the appropriate judgment and leadership skills to be well suited to serve as the Company’s Lead Independent Director.

Karen M. Dahut Bethesda, Maryland Age: 54 Director Since: 2017	Board Committees: • Audit • CyberTech	Current Other Public Directorships: • None

Professional Highlights:

•  16-year tenure at Booz Allen Hamilton, currently as Executive Vice President leading the Global Defense Business (which includes defense and global commercial markets) and also serves on the Executive Leadership team

•  Previously held several senior management positions at Booz Allen Hamilton including Senior Vice President in 2004, created and led the Strategic Innovation Group from 2012 to 2016 and led the Analytics and the US Navy and Marine Corps Business units

•  Served as an officer in the U.S. Navy and as the comptroller for the Navy’s premier biomedical research facility

•  Serves on the Board of Northern Virginia Technology Council

Ms. Dahut has valuable knowledge in the areas of technology, cybersecurity and government. Ms. Dahut’s extensive expertise in the strategic implementation of technology consulting and service provides the Board essential insight and knowledge related to the various elements of the sale and use of technology. Ms. Dahut’s qualifications include her military service and leadership experience in next-generation technologies, cybersecurity, data analytics, finance, government contracting, management and risk.

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Robert M. Dutkowsky Tampa, Florida Age: 63 Director Since: 2006	Board Committees: • Chair of the Board	Current Other Public Directorships: • US Foods Holding Corp. Past Public Directorships: • ADT Corporation • McAfee Corporation

Professional Highlights:

•  CEO and member of the Board since 2006, Board Chair as of June 2017

•  President, CEO, and Chair of the Board of Egenera, Inc. (a software and virtualization technology company) from 2004 until 2006

•  President, CEO, and Chair of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004

•  President, CEO, and Chair of the Board of GenRad, Inc. from 2000 until 2002

•  Executive Vice President, Markets and Channels, at EMC Corporation in 1997 before being promoted to President, Data General, in 1999 when it was acquired by EMC

•  20-year tenure with IBM serving in several senior management positions including Vice President, Distribution—IBM Asia/Pacific

Mr. Dutkowsky has served as CEO of the Company for over a decade. Mr. Dutkowsky’s broad global business, industry and operational experiences bring considerable value to the Company’s Board as Mr. Dutkowsky is skilled at viewing the technology industry from a variety of perspectives. The experiences and skills Mr. Dutkowsky developed as a senior executive at one of the leading technology companies in the world and as the Chair and CEO of other technology and software businesses allow Mr. Dutkowsky to provide value related to finance, management, operations and risk. As CEO and Chair, Mr. Dutkowsky’s direct participation in the Board has been essential to the effective implementation of corporate strategy, governance oversight and the Board’s direction. The skills and experiences Mr. Dutkowsky gained over his long and successful tenure as the Company’s CEO will continue to provide the Board with valuable insights as a Director and Executive Chairman after Mr. Hume becomes CEO in connection with the announced transition.

Harry J. Harczak, Jr. Chicago, Illinois Age: 61 Director Since: 2008	Board Committees: • Chair of Audit • CyberTech	Current Other Public Directorships: • U.S. Cellular Corporation

Professional Highlights:

•  Managing Director of Sawdust Capital, LLC (a private investment firm) since 2008

•  Executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s CFO for seven years

•  16-year tenure with PricewaterhouseCoopers as audit partner serving public and private clients in the retail, distribution, and financial services community

•  Serves on the Boards of Goodman Theatre of Chicago and DePaul University

•  Certified Public Accountant (inactive)

Mr. Harczak is a financial expert with extensive financial and operational knowledge providing the Board with an essential perspective on the needs of a technology distribution customer and the Company’s corporate strategy. Mr. Harczak was an audit partner at PricewaterhouseCoopers auditing public and private companies and the CFO and senior executive for one of the largest IT resellers in the Americas. Mr. Harczak has substantial executive and financial experience within the IT distribution channel allowing Mr. Harczak to provide significant value related to finance, management, operations and risk.

10	Tech Data Corporation

Bridgette P. Heller St. Petersburg, Florida Age: 56 Director Since: 2016	Board Committees: • Audit • Governance and Nominating	Current Other Public Directorships: • None Past Public Directorships: • ADT Corporation • PCA International, Inc.

Professional Highlights:

•  Executive Vice President and President Nutricia (Specialized Nutrition of Danone) with responsibility for both the Early Life Nutrition and Advanced Medical Nutrition divisions, and member of the Executive Committee for Danone since 2016

•  Executive Vice President of Merck & Co., Inc. and President of Merck Consumer Care from 2010 to 2015

•  President, Johnson & Johnson, Global Baby Business Unit from 2007 to 2010 and President, Global Baby Kids and Wound Care from 2005 to 2007

•  Founder and Managing Partner at Heller Associates from 2002 to 2005

•  CEO of Chung’s Foods, a privately held company manufacturing Asian food products from 2003 to 2004

•  17-year tenure with Kraft Foods, from 1985 until 2002, including as Executive Vice President and General Manager for the North American Coffee Portfolio

Ms. Heller has a strong background in marketing and the managing of a multi-national workforce. Ms. Heller’s unique in-depth knowledge around consumers and what drives sales contributes strongly to the Board’s ability to identify market demands and trends. Ms. Heller’s qualifications include significant experience in senior leadership positions at large global companies, allowing Ms. Heller to provide substantial value related to international operations, marketing, finance, management, people-centered development and risk.

Richard T. Hume Clearwater, Florida Age: 58 Director Nominee	Board Committees: • None	Current Other Public Directorships: • None

Professional Highlights:

•  Incoming Chief Executive Officer of Tech Data Corporation

•  Executive Vice President, Chief Operating Officer of Tech Data Corporation since March 2016

•  30-year tenure with IBM serving in several executive positions including, most recently, General Manager and Chief Operating Officer of Global Technology Services from January 2015 to February 2016, General Manager, Europe from January 2012 to January 2015, and General Manager, Global Business Partners from 2008 to 2011

Mr. Hume has led the Company’s regional operations as COO since 2016. The experiences and skills Mr. Hume developed as a senior executive at one of the world’s leading technology companies bring considerable value related to finance, marketing, management, global business transformation, operations, risk and strategy. As the incoming CEO, Mr. Hume’s direct participation on the Board is essential to the effective implementation of corporate strategy, governance oversight and to the Company and Board’s direction.

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Kathleen Misunas New York, New York Age: 67 Director Since: 2000	Board Committees: • Chair of CyberTech • Compensation	Current Other Public Directorships: • Boingo Wireless, Inc. Past Public Directorships: • Canadian Tire Corporation

Professional Highlights:

•  Principal of Essential Ideas (a business advisory service), founded by Ms. Misunas in 2001

•  CEO of AirTreks, Inc. in 2001

•  CEO and President of brandwise LLC in 1999 and 2000

•  Employed by Reed Elsevier PLC from 1996 to 1998, serving as CEO of Reed Travel Group in 1997 and 1998

•  22-year tenure with AMR Corporation, last serving as President and CEO of the SABRE Group (a division of AMR Corporation) and CIO of American Airlines, Inc.

Ms. Misunas has held executive management positions in global distribution and product automation businesses, including in the roles of CEO, president and chief information officer. Given the importance of the Company’s engagement with customers through various enterprise systems and e-commerce initiatives and the importance of the security of our IT systems, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, Ms. Misunas’s background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. Ms. Misunas’s skills and experiences related to management, operations, people-centered development and risk provide significant value to the Board.

Thomas I. Morgan Ponte Vedra Beach, Florida Age: 64 Director Since: 2007	Board Committees: • Chair of Compensation • Governance and Nominating	Current Other Public Directorships: • Rayonier Advanced Materials, Inc. Past Public Directorships: • Rayonier, Inc. • ITT Educational Services, Inc.

Professional Highlights:

•  CEO and Chair of the Board of Baker & Taylor, Inc. (a leading distributor of physical and digital books) from 2008 until 2013

•  CEO and a member of the Board of Directors of Hughes Supply, Inc. from May 2003 until March 2006 when the company was acquired by The Home Depot, Inc. Joined Hughes Supply in 2001 as President and Chief Operating Officer

•  CEO of EnfoTrust Network from 2000 to 2001

•  CEO of Value America in 1999

•  CEO of US Office Products from 1997 to 1999

•  22-year tenure with Genuine Parts Company in several senior management positions

Mr. Morgan brings to the Board a deep understanding of the global challenges and opportunities faced by low-margin complex distribution models who operate in a dynamic market. Mr. Morgan’s significant business experiences, holding CEO and other senior executive officer positions at distributors of various products, including IT products, and physical and digital content and value added services contributes strongly to the Board’s activities. Mr. Morgan’s leadership roles in different distribution markets provide substantial value to the Company related to management, international operations and risk.

12	Tech Data Corporation

Patrick G. Sayer Paris, France Age: 60 Director Since: 2012	Board Committees: • Compensation • CyberTech	Current Other Public Directorships: • Accor SA • Europcar Groupe Past Public Directorships: • ANF Immobilier • Rexel SA

Professional Highlights:

•  CEO of Eurazeo SA, one of Europe’s leading publicly-held investment companies with more than 5 billion euros in assets from 2002 until March 2018

•  20-year tenure at Lazard, an international financial advisory and asset management firm, he last served as managing director and head of Lazard’s Technology and Media group

•  Judge at the Paris Court of Commerce

Mr. Sayer has a deep understanding of financial markets and is well suited to assist the Board in its global investments and merger and acquisition decisions. Mr. Sayer’s extensive international business and finance experience allow Mr. Sayer to provide value related to finance and international operations, with a focus on European markets. Mr. Sayer brings insight related to transactional success and the delivery of performance that will attract investment.

Savio W. Tung Scarsdale, New York Age: 67 Director Since: 2010	Board Committees: • Compensation • Governance and Nominating	Current Other Public Directorships: • Bank of China (Hong Kong) Limited Past Public Directorships: • Wireless Telecom Group Inc.

Professional Highlights:

•  One of the founding partners of Investcorp (a global investment firm), where Mr. Tung is a Senior Advisor and the Chairman of Investcorp Technology Partners

•  11-year tenure with Chase Manhattan Bank, serving in its offices in New York, Bahrain, Abu Dhabi and London

•  Board Member and Treasurer of the Aaron Diamond AIDS Research Center and Board Member of Committee of 100

•  Former Trustee of Columbia University and also served on the Board of the Columbia Investment Management Company and the Columbia University Medical Center Committee

Mr. Tung has significant global financial expertise in the areas of investments, mergers and acquisitions and capital planning which brings a valuable perspective to the Board. Mr. Tung’s extensive Asian international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets, with a focus on the economic forces and trends influencing the Company around the world.

2018 Proxy Statement	13

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Chairman of the Board (“Chairman”) presides at all meetings of the Board and of the shareholders. The Chairman also manages the relationships between the Board and the Company’s management and shareholders. Currently, the Company’s Chairman is Robert M. Dutkowsky, the Company’s CEO.

It is anticipated that Richard T. Hume will become a director in connection with the announced transition of Mr. Hume to the role of CEO following the Annual Meeting and that Mr. Dutkowsky will remain on the Board as Executive Chairman. As Executive Chairman, Mr. Dutkowsky’s duties will include those of Chairman plus the following additional duties as an employee: (i) provide advice and counsel to the CEO on a regular basis; (ii) at the request and direction of the CEO, engage in critical vendor and customer relationships and community involvement; and (iii) at the request and direction of the CEO or the Board, be involved in specified special projects.

In addition to a Chairman, the Board has a lead independent director designated by the Governance and Nominating Committee, which is comprised solely of independent directors. Charles E. Adair was the lead independent director for fiscal 2018. The lead independent director chairs the meetings of the independent directors and is responsible for consolidating and expressing the views of the independent directors to the Board. The lead director’s other functions include: (i) serves as a liaison between the Chairman and the independent directors, (ii) discusses and agrees upon the nature and type of information to be sent to the Board, (iii) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (iv) has the authority to call meetings of the independent directors, and (v) if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board’s leadership structure allows the Board to benefit from the leadership and direct participation of the Company’s current CEO and, after the planned transition, its long-standing former CEO as well. At the same time, the leadership structure provides for a strong lead independent director with defined duties and responsibilities to facilitate the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, Governance and Nominating, and CyberTech Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each Committee meets with key management personnel and outside advisors.

Board/Committee	Primary Areas of Risk Oversight
Board

Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, and the information technology environment.

14	Tech Data Corporation

Board/Committee	Primary Areas of Risk Oversight
Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.
Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.
CyberTech Committee	Risks and exposures related to the Company’s information technology strategy and systems, cybersecurity preparedness, and data privacy.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the audit process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the provider of the internal audit function. The Audit Committee provides an open channel of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees the investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Audit Committee has a policy requiring pre-approval of all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm in PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

The members of the Audit Committee are Harry J. Harczak, Jr. (Chair), Charles E. Adair, Karen M. Dahut and Bridgette P. Heller. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee are independent as defined by applicable law and the listing requirements of NASDAQ. The Audit Committee met nine times during fiscal 2018.

2018 Proxy Statement	15

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “Equity Plan”) and the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”). Succession plans for the CEO’s direct reports, and the regional presidents are reviewed by this Committee. The Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Compensation Committee are Thomas I. Morgan (Chair), Kathleen Misunas, Patrick G. Sayer and Savio W. Tung. All members are independent as defined by applicable law and the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met seven times during fiscal 2018.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, none of the members of the Compensation Committee were, and none currently are, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during fiscal 2018, none of the Company’s executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee establishes policies for Board and Board member evaluation, including assessments

16	Tech Data Corporation

for each director and a separate evaluation for the Chairman, every two years, using an external evaluator. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Governance and Nominating Committee are Charles E. Adair (Chair), Bridgette P. Heller, Thomas I. Morgan and Savio W. Tung. All Governance and Nominating Committee members are independent as defined by Rule 5605(a)(2) of the listing requirements of NASDAQ. The Governance and Nominating Committee met four times during fiscal 2018.

CYBERTECH COMMITTEE

The CyberTech Committee, formerly called the Cybersecurity Committee, updated its name and its Charter in fiscal 2018 to reflect its expanded scope of responsibilities that now include oversight of the Company’s IT environment and strategy. The CyberTech Committee assists the Board in overseeing the plans and accountability of management regarding the Company’s IT strategy and landscape and cybersecurity preparedness, assessing the adequacy of strategy, resources and funding necessary to sustain and advance successful IT programs and the cybersecurity environment at the Company. The Committee further provides advice and recommendations related to enhancing existing and developing future IT strategy and development, cybersecurity, and data privacy initiatives at the Company. The Committee reviews the Company’s overall IT strategy and development, cybersecurity plan and information protection management strategy and related risks. The Committee reviews reports from the Company on IT and cyber risks and future plans of the Company related to the security and storage of Company data and the establishment and maintenance of IT and cybersecurity controls and processes. To review the complete statement of duties and responsibilities of this Committee, see the CyberTech Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the CyberTech Committee are Kathleen Misunas (Chair), Harry J. Harczak, Jr., Karen M. Dahut and Patrick G. Sayer. The CyberTech Committee met three times during fiscal 2018.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. Executive sessions of the Board are attended only by the independent directors and such other attendees as they may request. The executive sessions of the Board are led by the lead independent director.

RELATED PERSON TRANSACTIONS

Management and the Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. Management and the Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit

2018 Proxy Statement	17

Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company and its shareholders.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed by the Board with respect to the independence of the Board member.

During fiscal 2018, the Company reviewed one related person transaction requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. During the 2018 fiscal year, a company for which Ms. Heller’s sister-in-law serves as President purchased products at an aggregate purchase price of approximately $660,000 from Tech Data. These purchases were made at fair market value and on an arms’ length basis. Ms. Heller’s sister-in-law is Sheryl Heller and the name of the company is Twin Peaks Geeks, Inc. The Board determined that these transactions did not impair Ms. Heller’s independence.

We note that Robert M. Dutkowsky is a member of the Board and an employee of the Company. Mr. Dutkowsky’s compensation is disclosed in the SUMMARY COMPENSATION TABLE and is approved by the independent members of the Board. Until his retirement on June 7, 2017, Steven A. Raymund’s position with the Company was as a part-time, non-executive employee and a member of the Board. He received a salary as a part-time employee but did not receive a cash incentive. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2018 BOARD OF DIRECTORS COMPENSATION TABLE and were approved by the independent members of the Board.

18	Tech Data Corporation

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other Board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards; (ii) sound integrity; (iii) an inquisitive nature; (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders; (v) seasoned judgment; (vi) a record of outstanding skills and accomplishments in their personal careers; and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Company’s Corporate Governance Principles continue to focus on the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to the Company’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified strategic needs.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company currently has nine directors who serve on the Board. At the 2018 Annual Meeting, all nine of our current directors plus new nominee, Richard T. Hume, will stand for election, for a total of ten (10) nominees.

All directors are to hold office for annual terms or until their successors have been elected and qualified or as otherwise provided in the Company’s Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

The section titled CORPORATE GOVERNANCE MATTERS of this Proxy Statement contains more information about the leadership skills and other experiences that caused the Governance and

2018 Proxy Statement	19

Nominating Committee and the Board to determine that these nominees should serve as directors of the Company.

Director Nominees

Name	Age*	Independent
Charles E. Adair	70	✓
Karen M. Dahut	54	✓
Robert M. Dutkowsky	63
Harry J. Harczak, Jr.	61	✓
Bridgette P. Heller	56	✓
Richard T. Hume	58
Kathleen Misunas	67	✓
Thomas I. Morgan	64	✓
Patrick G. Sayer	60	✓
Savio W. Tung	67	✓

*	As of Annual Meeting date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO ELECT THE TEN DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS COMPENSATION

It is the Board’s policy that compensation for independent directors should be a mix of cash and equity-based compensation. Independent directors receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, each Committee chair receives an annual chair retainer and the members of each Committee receive a Committee membership retainer.

The annual retainer amounts for fiscal 2018 are set forth in the following table:

POSITION(1)	ANNUAL RETAINER
Independent Board members	$80,000
Lead Director	$25,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$20,000
Other Compensation Committee members	$ 7,500
Governance and Nominating Committee Chair	$12,500(2)
Other Governance and Nominating Committee members	$ 5,000
CyberTech Committee Chair	$12,500
Other CyberTech Committee members	$ 5,000

(1)

Prior to June 2017, the Company paid an annual retainer to the non-executive Chairman of $175,000. The Board’s current Chairman is also the CEO and receives no additional compensation for his services on the Board.

(2)	If the chair of the Governance and Nominating Committee is also the Lead Director, only the Lead Director retainer is paid.

20	Tech Data Corporation

In addition to the annual retainer, a special meeting attendance fee of $1,500 per meeting (of 50 minutes or more in length) may be paid if there are significantly more special meetings than the regularly scheduled Board or Committee meetings.

With respect to equity-based compensation, independent directors receive equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the awards to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors. Consistent with prior years, the fiscal 2018 annual equity grant was in the form of restricted stock units (“RSUs”). In fiscal 2018, the Board approved an increase in the annual equity grant from $110,000 to $130,000 to better align independent director compensation with the Company’s peer group.

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to a multiple of the base annual retainer (the “Stock Ownership Requirement”). In fiscal 2018, the Stock Ownership Requirement for independent Directors increased from four to five times the base annual retainer. The Stock Ownership Requirement must be met no later than the fourth anniversary of a director’s initial election or appointment and until it is met, a director must retain 100% of the net shares generated, after tax, upon the vesting or net settlement of vested and unvested restricted stock units and 50% of the net shares generated, after tax, upon the vesting, settlement or exercise as applicable of any other equity incentive awards.

2018 Proxy Statement	21

The following table summarizes the compensation paid to or earned by the independent directors and the Chairman during fiscal 2018:

FISCAL 2018 BOARD OF DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Charles E. Adair	131,000	130,050	—	261,050
Karen M. Dahut	48,750	390,150(3)	—	438,900
Harry J. Harczak, Jr.	123,500	130,050	—	253,550
Bridgette P. Heller	97,500	130,050	—	227,550
Kathleen Misunas	108,500	130,050	—	238,550
Thomas I. Morgan	117,000	130,050	—	247,050
Steven A. Raymund(4)	87,500(5)	—	91,037(6)	178,537
Patrick G. Sayer	101,000	130,050	—	231,050
Savio W. Tung	99,500	130,050	—	229,550

[1]

These fees include the Board and Committee annual retainers for each director, plus special meeting fees related to the TS Acquisition paid in fiscal 2018 as follows: Adair—$13,500; Harczak—$13,500; Misunas—$6,000; Morgan—$12,000; Sayer—$6,000; Tung—$4,500.

[2]

The amounts for the year represent the aggregate grant date fair value of the awards, all of which were RSUs, computed in accordance with ASC Topic 718. See the Company’s Annual Report on Form 10-K for the year ended January 31, 2018, Item 8—Employee Benefits Plans, for the assumptions used in valuing these RSUs. For all recipients, the RSUs were granted on June 7, 2017 and have a grant date fair value of $102 per unit. The RSUs, with the exception of the one-time initial award of 2,550 RSUs to Ms. Dahut, fully vest one year from the date of grant. Ms. Dahut’s initial award of RSUs vest ratably over three years from the date of the grant. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs unvested at the end of fiscal 2018 and vesting in fiscal 2019: Adair—1,275; Dahut—2,116; Harczak—1,275; Heller—2,129; Misunas—1,275; Morgan—1,275; Sayer—1,275; Tung—1,275. Vesting in fiscal 2020: Dahut—842; Heller—880. Vesting in fiscal 2021: Dahut—867. At the time of the grant, the number of RSUs awarded to a director is determined by dividing the amount of the award by the grant date fair value and rounding up to the nearest whole RSU.

[3]

In addition to the annual director’s equity grant of RSU’s, Ms. Dahut received a one-time initial award of $260,100 of RSUs representing two times the annual equity grant for members of the Board in connection with her appointment to the Board on June 7, 2017.

[4]	Mr. Raymund did not stand for re-election at the Company’s June 7, 2017 Annual Meeting and is no longer a member of the Board or an employee of the Company.
[5]

This amount represents the annual retainer paid to Mr. Raymund for his service as Chairman of the Board prorated through his retirement on June 7, 2017. At the time of Mr. Raymund’s retirement, the annual retainer for Chairman was $175,000.

[6]

This amount represents Mr. Raymund’s compensation as a part-time, non-executive employee for his work through his retirement, and consists of an annual salary ($45,385), contributions by the Company to his 401(k) Savings Plan ($1,131), and allocation for office space, supplies, and a percentage of the salary and benefits for his administrative assistant for providing non-Company related services to Mr. Raymund ($44,521).

22	Tech Data Corporation

INDEPENDENT ACCOUNTING FIRM AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the internal audit group, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management and the independent accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm the other matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee reviewed the scope and results of the testing of internal controls with management, the internal audit group and the independent accounting firm. Management’s report and the independent accounting firm’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 (the “Fiscal 2018 10-K”) filed with the SEC.

AUDIT COMMITTEE:

Harry J. Harczak, Jr., Chair

Charles E. Adair

Karen M. Dahut

Bridgette P. Heller

The report of the Audit Committee shall not be deemed to be filed with the SEC except to the extent that the Company specifically incorporates this information by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2018 Proxy Statement	23

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered certified public accounting firm (“independent accounting firm”) for fiscal 2019. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with fiscal 2001. In fiscal 2018, the local engagement partner transitioned to the global coordinating partner and the local engagement partner was changed. The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

24	Tech Data Corporation

Independent Accounting Firm Fees

The following table shows all fees for professional services provided by Ernst & Young for fiscal 2018 and 2017.

	2018	2017
Audit fees(1)	$11,743,000	$7,813,000
Audit-related fees(2)	$8,000	$110,000
Tax fees(3)	$1,178,000	$529,000
Total	$12,929,000	$8,452,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and services in connection with SEC registrations and filings.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category may include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2018, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

2018 Proxy Statement	25

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and discussed that analysis with management and the Committee’s independent compensation consultant. Based upon this review and discussion, the Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2018 10-K and Proxy Statement.

Compensation Committee:

Thomas I. Morgan, Chair

Kathleen Misunas

Patrick G. Sayer

Savio W. Tung

The report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2018 compensation decisions for (i) our CEO, (ii) our CFO and (iii) each of our three other most highly compensated executive officers (collectively, our Named Executive Officers or “NEOs”) who were employed as of the last day of fiscal 2018:

•	Robert M. Dutkowsky—Chairman and Chief Executive Officer

•	Charles V. Dannewitz—Executive Vice President, Chief Financial Officer

•	Richard T. Hume—Executive Vice President, Chief Operating Officer

•	David R. Vetter— Executive Vice President, Chief Legal Officer

•	Patrick Zammit—President, Europe

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2017 through January 31, 2018. Mr. Dutkowsky, Mr. Dannewitz, and Mr. Hume were NEOs for fiscal 2017 and remain NEOs in fiscal 2018. Mr. Vetter and Mr. Zammit are new NEOs for fiscal 2018. Mr. Zammit was appointed to the position of President, Europe effective following the closing of the TS Acquisition (defined below).

Executive Summary

On February 27, 2017, the Company completed its acquisition of Avnet, Inc.’s (“Avnet”) Technology Solutions business (“TS”) for an aggregate estimated purchase price of approximately $2.8 billion (the “TS Acquisition”). TS delivers data center hardware and software solutions and services. The TS Acquisition strengthens our end-to-end solutions and deepens our value added capabilities in the data center and next-generation technologies. The addition of TS also extends our geographic reach into the Asia-Pacific region while broadening our capabilities in Europe and the Americas, including

26	Tech Data Corporation

re-entering Latin America with a focus on the delivery of new technologies that drive and complement the data center in this market. For a more complete discussion of the TS Acquisition, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

The Company’s business priorities for fiscal 2018 were to begin integrating TS into Tech Data Corporation and to achieve the strategic and financial benefits of the acquisition with minimal disruption. At the same time, we continued to optimize our core businesses, maintained disciplined cost controls, and accelerated our capabilities in next generation technologies. Our focus on these areas allowed the Company to:

•	Gain profitable market share in key geographies—within select product categories, and with leading vendors;

•	Improve operating income by growing gross profit faster than operating costs; and

•	Deploy the right level of capital that yields solid operating cash flow generation and a return on invested capital (“ROIC”) above our weighted average cost of capital (“WACC”).

The achievement of our primary business priorities and financial objectives help align the Company’s performance with the long-term interests of our shareholders. Successful execution is measured and rewarded in our compensation plan in the selection of our performance measures for the Bonus Plan and performance-based restricted stock units (“PRSUs”). The performance measures for our NEOs under our Bonus Plan are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. The performance measure for the PRSUs issued to our NEOs in fiscal 2018 is worldwide cumulative operating income.

These performance measures and their associated performance goals under the Bonus Plan are developed and set in connection with our annual operating plan (“AOP”) and directly determine the amount of annual bonus paid and the number of PRSUs which vest. Under the Bonus Plan, all of our NEOs have the performance measures of EPS and ROIC, with ROIC being determined on a global basis for our NEOs with global responsibility and on a regional basis for those NEOs with a regional responsibility. EPS targets are designed to reflect the Company’s emphasis on achieving profitable growth. ROIC targets above the Company’s benchmark WACC are designed to reflect both improved profitability and effective capital allocation. In addition, for our NEOs with regional responsibility, regional profitability measured in euros or dollars, and regional profitability as a percentage of sales, are designed to reflect the Company’s emphasis on achieving profitable growth. The performance measure of worldwide cumulative operating income contained in the PRSUs is measured over a three-year performance period and is designed to promote long-term profit and growth. We believe that collectively these performance measures encourage both profitable growth and capital efficiency, plus create long-term value for our shareholders.

2018 Proxy Statement	27

The Company’s Bonus Plan performance measures for our NEOs, fiscal 2018 performance measure attainment (%), and fiscal 2018 bonus payout (%) are shown below.

Performance Measure	Fiscal 2018 Attainment%	Fiscal 2018 Bonus Payout %
EPS	97%	100%
ROIC	Worldwide: 93% Europe: 100% Americas: 84%	Worldwide: 98% Europe: 125% Americas: 89%
Regional profitability ($/euro)	Europe: 94% Americas: 90%	Europe: 99% Americas: 95%
Regional profitability (%)	Europe: 92% Americas: 90%	Europe: 97% Americas: 95%

What We Do and What We Do Not Do

Our compensation program is constructed in conformity with prevailing governance standards. The following are some of the key compensation practices we follow to drive performance, as well as some practices we avoid because we do not believe they promote our long-term goals.

	What We Do		What We Do Not Do

✓	Provide a bonus that is a significant portion of total direct compensation and that is performance-based and not guaranteed	✗	No dividends or dividend equivalents on unvested equity awards

✓	Mitigate undue risk in compensation programs	✗	No repricing of underwater stock options

✓	Maintain equity ownership guidelines for executives	✗	No tax gross-ups related to change in control

✓	Provide reasonable post-employment and change in control protection to executives	✗	No significant perquisites

✓	Use an independent compensation consultant who does not provide other services to the Company	✗	No hedging and pledging of Company securities by directors and executive officers

✓	Maintain a Compensation Committee comprised only of independent, non-employee directors

Shareholder Approval of our Program

At the most recent Annual Meeting held on June 7, 2017, 96% of votes cast were in favor of the non-binding proposal to approve the compensation paid to our NEOs for fiscal 2017. The Company and the Committee consider such strong shareholder support when structuring the components of the compensation program. Consistent with the vote of the shareholders at the Company’s 2017 Annual Meeting, the current policy of the Company and the recommendation of the Board of Directors of the Company as set forth in the Company’s proxy statement for its 2017 Annual Meeting, the Company maintained its policy of including an advisory shareholder vote on the compensation of the Company’s named executive officers in its proxy materials every year. This policy will remain in

28	Tech Data Corporation

effect until the next shareholder vote on the frequency of shareholder votes on the compensation of the Company’s NEOs.

Elements of Compensation

Principal Compensation Elements

Our compensation program comprises three fundamental elements that correspond to the various aspects of an executive’s responsibilities: base salary, annual cash incentive bonus and long-term equity awards (in aggregate, “target total direct compensation”). Our Company operates on a very low cost model, therefore compensation must be managed within strict financial constraints. Our compensation levels are based upon affordability related to the Company’s AOP. The types and sizes of equity awards are influenced by associated costs to the Company in relation to the AOP.

2018 Proxy Statement	29

The following table describes each of our compensation elements and the role it plays in promoting our compensation program goals, including rationale and philosophy related to those goals and elements:

Compensation Element	How Supports Goals	Rationale/ Philosophy
Base Salary	Attract and retain quality leaders.	The Company’s leaders identify and guide the execution of our strategies. They manage organization assets (people, physical assets, business relationships and capital) to achieve short- and long-term success. A competitive base salary is integral to securing the quality leadership talent needed and subject-matter expertise to compete in our competitive markets.
Bonus	Communicate key indicia of success; promote decision-making that maximizes performance results.	Bonuses strengthen the prospect of achieving performance goals because payment is contingent on achievement of performance measures that are aligned with the Company’s AOP. Additionally, bonuses help synchronize activity across the organization by communicating common expectations and coordinating executive activity.
Equity Awards	Retain leaders who drive performance to improve long-term shareholder value.	We commit to maintain a clear alignment between executive compensation and the creation of long-term shareholder value. We grant equity awards of such types, at such amounts and with such vesting patterns as to influence executive decision-making that enhances long-term Company performance. Equity compensation aligns executive and shareholder interests, connects performance and reward, promotes senior executive retention and encourages top management continuity.

30	Tech Data Corporation

Other Compensation Elements

We provide our NEOs with basic health and welfare benefits that are generally the same as those made available to other salaried employees located in the same jurisdiction. The table below highlights certain other compensation components we offer and as a general matter, certain components we have decided not to offer our NEOs consistent with our cost-sensitive approach to compensation. In connection with the TS Acquisition, the Company agreed to continue certain legacy benefits provided to Mr. Zammit by Avnet, that the Company otherwise does not provide to its U.S. NEOs.

	WHAT WE OFFER		WHAT WE DO NOT OFFER

✓	Medical and dental insurance	✗	Supplemental or other non-qualified pension plans

✓	401(k) Savings Plan	✗	Post-retirement medical benefits

✓	Nonqualified deferred compensation plan	✗	Post-retirement life insurance benefits

✓	Executive Choice Plan*	✗	Tax reimbursement or “gross up” payments for Executive Choice Plan benefits

*

Our Executive Choice Plan benefit is for our U.S.-based executives and is capped between $10,000 and $20,000 depending on the participant’s position, and reimburses the participating executive for items such as tax and estate counseling, individual insurance premiums, personal and professional development expenses, and club memberships.

2018 Proxy Statement	31

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Committee with assistance from the CEO, the Executive Vice President, Chief Human Resources Officer and other officers, as appropriate. The Committee selects and retains an independent compensation consultant who reports directly to the Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Committee and Management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management

•  Sets policies and gives direction to management on all aspects of the executive compensation program

•  Based upon performance, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer (except the CEO whose pay is recommended by the Committee and subject to approval by the full Board)

•  Determines the terms and conditions of equity incentive awards for all award recipients

•  Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership

•  Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay, published investor compensation policies and position parameters, and recommendations of major proxy voting advisory firms

•  Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they exist

•  Analyzes competitive information supplied by the independent compensation consultant and others in light of the Company’s financial and operational circumstances

•  Evaluates market data for each executive position within the context of:

•  Importance of each role to the Company’s business model;

•  The Company’s organizational structure;

•  Expected contribution of each executive in light of the responsibilities inherent in his or her position; and

•  The risks inherent in the AOP

•  Considers how other factors may affect pay decision-making, such as the Company’s AOP, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs

•  Uses the data and analysis referenced above to formulate recommendations for the Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the meetings of the Committee and Board that follow the end of the prior fiscal year. In reaching its decisions regarding pay levels, the Committee does not aim to mirror any other particular company’s compensation levels. Nonetheless, the Committee does consider other companies’ practices that might be pertinent to a distributor with narrow profit margins and to the fact that we operate in multiple geographic locations with differing regulatory obligations and market considerations.

32	Tech Data Corporation

The Committee selects and engages a compensation consulting firm and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Committee, the Board, and management. The Committee’s historical practice has been to engage compensation consultants that are independent, and its charter requires it to evaluate compensation consultant and advisor independence and conflicts of interest pursuant to applicable law and listing standards. Our compensation consultant for fiscal 2018 was Exequity LLP (“Exequity”). In November 2017, the Committee evaluated Exequity’s independence using the factors set forth in NASDAQ Rule 5605(d)(3)(D) and confirmed Exequity’s independence.

Philosophy, Practice and Determination of Compensation for Fiscal 2018

Overall, our compensation program balances incentives to perform with competitive pay taking into account our low margin operating environment. The Committee considers all pay elements in setting the total compensation opportunity for each NEO. The Committee believes the balance between elements should vary for each NEO reflecting the differences in their roles and geographic location, the impact each NEO has on Company results, balance in the external market, our cost-conscious pay philosophy and internal pay equity. For example, the CEO’s allocation is structured to balance short-term performance and long-term growth in shareholder value. The allocation of compensation value for the other NEOs also stresses achievement of annual business goals, but ties a reasonable amount to the long-term creation of shareholder value. The value of the total compensation package for each of our NEOs is informed by the median pay level for similarly positioned executives at other companies in our benchmark community.

Pay-for-performance is an important element of the Company’s compensation philosophy, and we adhere to the pay-for-performance objective in the administration of our executive compensation program. NEO annual target bonuses range from 85% to 120% of base salary at target and actual bonus payments are directly tied to performance against pre-established performance targets. Common merit increases to base salary (“CMI”) tend to be modest, but are made after considering several factors, including individual and Company performance. Our annual equity awards are defined as a percentage of base salary plus target bonus, but the ultimate value of those awards is a function of share price for RSUs and achievement of long-term financial objectives for PRSUs, which ensures that pay-for-performance is reflected in the structure of our equity awards as well.

Base Salary

The Committee’s practice is to set base salary that, when combined with the annual cash bonus opportunity, will attract and retain the highest quality executive talent. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of conservatively setting compensation targets within the range of peer group norms.

For fiscal 2018, CMI was 3% for Mr. Dutkowsky, Mr. Dannewitz and Mr. Vetter. Mr. Hume received a CMI of 5% to better align his total compensation with market conditions. Mr. Zammit joined the Company in fiscal 2018 upon the closing of the TS Acquisition and therefore did not receive CMI during the fiscal year.

In fiscal 2018, the Company adopted a Flexible Time Away policy for U.S. based employees categorized as “exempt” under the Fair Labor Standards Act to replace specific tracking of categories of time off including, primarily, vacation and sick time. As a result of this change and the transition to the new policy, the Company made a one-time payout of accrued vacation to all “exempt” U.S. employees including NEOs.

2018 Proxy Statement	33

Annual Bonus

Annual cash bonus opportunities are an important feature of our pay-for-performance compensation practices. The target bonus amount for each NEO is defined as a percentage of base salary that varies with the level of responsibility attendant to each NEO role. In fiscal 2018, the Committee increased the target bonus percentages of Mr. Dannewitz from 90% to 100%, Mr. Hume from 100% to 110% and Mr. Vetter from 75% to 85% to better align with market levels and increased responsibility in connection with the TS Acquisition. The following table shows target bonus opportunities for all NEOs in fiscal 2018 as a percentage of base salary:

Dutkowsky	120%
Dannewitz	100%
Hume	110%
Vetter	85%
Zammit	100%

Payment of the bonus is conditioned on achievement of performance targets that are specified in advance for each NEO. The target bonus amount is subject to acceleration or deceleration depending on the level of overachievement or underachievement. The selected performance measures and weightings for fiscal 2018 were:

Name	EPS	ROIC	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)	—	—
Dannewitz	75%	25% (Worldwide)	—	—
Hume	75%	25% (Worldwide)	—	—
Vetter	75%	25% (Worldwide)	—	—
Zammit	25%	25% (Europe)	25% (Europe)	25% (Europe)

Performance targets and measurement of achievement are calculated using non-GAAP measures with carefully discussed exclusions for unusual or infrequent occurrences, such as share repurchases and dispositions or restructuring charges that are not indicative of ongoing results. The performance targets and the acceleration/deceleration table are directly tied to the Company’s financial results in relation to its Board-approved AOP for the fiscal year. It is the Company’s practice to set target bonus percentages, performance targets and the acceleration/deceleration table for the coming year at its Board meetings that follow the end of our fiscal year. At the same Board meetings, the Committee typically decides if the performance targets were achieved for the just-completed fiscal year, and the extent to which there was overachievement or underachievement for purposes of the deceleration/acceleration table.

34	Tech Data Corporation

The ROIC performance measure is a non-GAAP metric and for fiscal 2018 was calculated as follows:

(Adjusted Operating Income or Contribution Margin / Net Sales * (1—Estimated Tax Rate for Year)) divided by (Net Cash Days / 365)

For purposes of calculating this metric, Net Cash Days are defined as days of sales outstanding in accounts receivable plus days of supply on hand in inventory, less days of purchases outstanding in accounts payable.

The main adjustments we made to GAAP measures in our audited financial statements were with respect to adjusted operating income, contribution margin and EPS. Adjusted operating income is calculated as operating income on a GAAP basis, adjusted for: (a) the add-back of stock compensation expense, (b) the impact of the Company’s deferred compensation plan, (c) the add-back of acquisition-related intangible assets amortization expense and (d) certain other items, including acquisition integration and restructuring expenses, gains associated with legal settlements with certain manufacturers of LCD flat panel and cathode ray tube displays, an accrual for assessments and penalties related to value added tax matters and the impact of expenses related to the reduction of certain tax indemnification assets. Contribution margin is a regional performance measure and represents adjusted operating income, as defined above, plus the add-back of certain allocated costs. For EPS, we started with net income and weighted average shares outstanding on a GAAP basis. We then made adjustments for certain items, including the adjustments noted above and the related income tax effects, as well as the impact of acquisition-related financing expenses, the impact of the enactment of the U.S. Tax Cuts and Jobs Act and changes in deferred tax valuation allowances.

For fiscal 2018, the deceleration and acceleration ranges set for the bonus were:

Deceleration & Acceleration of Cash Incentive Bonus Payments

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROIC	50%	15%
Regional profitability (operating income / contribution margin) in €/$	50%	15%
Regional profitability (operating income / contribution margin) as %	50%	15%
Regional ROIC	50%	15%

To incent achievement and overachievement of the performance targets, the Committee approved a bonus acceleration table such that 100% achievement would result in 125% payout. In addition, to accommodate for the risks and uncertainties associated with the impact of the closing and integration of the TS Acquisition, the Committee changed the deceleration table such that 95% achievement would result in a 100% payout.

2018 Proxy Statement	35

The following table shows how much of the bonus for each NEO was attributable to the performance measures applicable to that NEO.

Fiscal 2018 Bonus Payout Amounts ($) by Performance Measure

Name	Total Bonus Payment	Amount attributable to EPS	Amount attributable to Worldwide ROIC	Amount attributable to Regional ROIC	Amount attributable to regional profitability measured in $/€	Amount attributable to regional profitability as % of sales
Dutkowsky	$1,390,926	$1,048,437	$342,489	—	—	—
Dannewitz	$ 614,987	$ 463,558	$151,429	—	—	—
Hume	$ 746,996	$ 563,063	$183,933	—	—	—
Vetter	$ 456,912	$ 344,406	$112,506	—	—	—
Zammit(1)	$ 492,847	$ 117,066	—	$146,332	$115,895	$113,554

(1)

Mr. Zammit joined the Company on February 27, 2017 as part of the TS Acquisition and, as a result, his bonus payments were prorated as of that date. For purposes of this table, all amounts for Mr. Zammit were calculated using the same weighted average Euro-to-dollar exchange rate that was used to calculate Mr. Zammit’s compensation in the “Summary Compensation Table.”

Equity Awards

The Committee grants equity incentives to our NEOs under our shareholder-approved Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. We subject the awards to customary vesting conditions to provide retention incentives to motivate employees to remain with the Company. This retention function is critical because the Company, due to cost considerations, does not maintain a defined benefit pension plan and does not provide other post-retirement medical or life insurance benefits for NEOs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also approve equity incentives at any scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Equity incentives for new hires and promotions are generally made at the regularly scheduled quarterly Committee meeting following the quarter in which the hire or promotion occurred.

The decision of what type of equity to grant and the value of the award is based upon an evaluation of the Company’s AOP, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the award, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The value of the annual equity incentive award is set as a percentage of target total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances but currently grants a combination of time-based restricted stock units (“RSUs”) and performance-based restricted stock units that vest based on the achievement of specified performance measures (“PRSUs”). The Committee considers a variety of factors in making its decision

36	Tech Data Corporation

on the type and mix of equity awards, including: (1) various other types of equity awards, and the affordability and perceived value to recipients of such equity awards; (2) the equity award practices of peer group companies; (3) the impact of the Company’s use of time-based RSUs and PRSUs on executive and Company performance and (4); the desire to further align incentives for grantees with the long-term performance of the Company and with long-term shareholder value.

The RSUs and PRSUs accomplish complementary objectives. The RSUs generally vest over three years, with 25% vesting on each of the first two grant date anniversaries and 50% vesting on the third grant date anniversary. Back-loading the vesting schedule provides extra retention incentives beyond that of simple pro-rata vesting, subject to customary retirement provisions. In addition, the time-based vesting element of RSUs enables executives to focus on long-term goals. The PRSUs, which have a three-year performance period and a performance measure of worldwide cumulative operating income also motivate the achievement of long-term goals and promote retention. The Committee set a deceleration and acceleration schedule for the PRSUs pursuant to which (i) 100% achievement of the three-year performance target results in the vesting of 110% of the grant, (ii) less than 70% achievement results in 0% vesting, and (iii) greater than 110% achievement results in the vesting of 150% of the grant. The Committee sets the deceleration and acceleration schedule to incent achievement and overachievement of the performance target in the PRSUs.

All of the RSUs and PRSUs granted to NEOs in fiscal 2017 and 2018 contain a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will accelerate in connection with the change in control only if the grantee has a qualifying termination of employment following the change in control.

The size of the fiscal 2018 annual equity grant as a percentage of target total cash compensation (“Equity Grant %”) for each NEO was determined by the Committee based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of target total cash and direct compensation compared to the peer group. In fiscal 2018, the Committee increased the Equity Grant % for each NEO by 15 percentage points, except for Mr. Zammit whose Equity Grant % was set in connection with the TS Acquisition. This increase was entirely in the form of additional PRSUs to further incentivize long-term pay-for-performance and to better align the equity grant percentage and total direct compensation amounts of our NEOs with the market. The Equity Grant % for each NEO broken down by RSUs and PRSUs is:

NEO	RSUs as a % of Total Target Cash Compensation	PRSUs as a % of Total Target Cash Compensation	Total Equity Grant %
Dutkowsky(1)	110%	25%	135%
Dannewitz	50%	25%	75%
Hume	95%	25%	120%
Vetter	50%	25%	75%
Zammit	50%	20%	70%

(1)

Mr. Dutkowsky’s grant date award value of RSUs was capped at $2.5 million to comply with restrictions set forth in the Equity Plan. Mr. Dutkowsky receives PRSUs to the extent his grant date award value exceeds the cap.

In addition to the annual equity grants, the Committee made one-time grants to two NEOs. Mr. Dannewitz received a retention equity grant of RSUs with a grant date fair value of $500,000 vesting 100% on the third grant date anniversary. Mr. Zammit received (i) a grant of RSUs, with the usual three-year vesting schedule, with a grant date fair value of $488,100, to replace RSU grants he

2018 Proxy Statement	37

had been issued by Avnet and forfeited in connection with the TS Acquisition, (ii) a grant of PRSUs, on the same terms and conditions as the other PRSUs issued in fiscal 2018, with a grant date fair value of $613,900 to replace PRSU grants he had been issued by Avnet and forfeited in connection with the TS Acquisition, and (iii) a grant of RSUs with a grant date fair value of $1,025,600 vesting 100% on the second grant date anniversary as consideration for Mr. Zammit joining the Company and to incentivize retention.

Special Bonuses Related to TS Acquisition

On March 28, 2017, on recommendation of the Committee, the Board approved a one-time transaction bonus, consisting of a cash payment of $1.0 million, for our CEO Mr. Dutkowsky, in recognition of his special efforts in connection with the TS Acquisition. In addition, the Committee awarded Mr. Vetter a one-time transaction bonus of $250,000 in recognition of his significant efforts in connection with closing the TS Acquisition.

Perquisites

The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package.

Severance Plan

The Severance Plan provides our U.S.-based NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates an NEO’s employment without cause. Mr. Zammit does not participate in the Severance Plan as the terms of his potential separation from the Company are subject to his Manager’s Agreement (Mr. Zammit’s Manager’s Agreement, as amended, is included as Exhibits 10-32 and 10-33 to our Form 10-K for the fiscal year ended January 31, 2018) and local law in Europe. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of the Severance Plan.

Change in Control Severance Policy

The Company’s Change in Control Severance Policy (“CIC Policy”) is based on the determination that it would be in the best interests of the Company and its shareholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The current participants in the CIC Policy are the Company’s executive officers, including the active NEOs, with the exception of Mr. Zammit. The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (1) there is a qualifying change in control of the Company, and (2) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). The CIC Policy does not provide for any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control. In the event of a change in control, the provisions of Mr. Zammit’s termination would be determined in accordance with his Manager’s Agreement and applicable laws in Europe where he resides. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of the CIC Policy.

38	Tech Data Corporation

Equity Ownership Guidelines

Our active NEOs are required to accumulate and retain shares of Company stock, through owned shares or retention of stock awards, equal in value to a multiple of their base salary. The target accumulations are six times base salary for Mr. Dutkowsky and as of September 2017, increased from two to three times base salary for Mr. Hume, Mr. Dannewitz, Mr. Vetter and Mr. Zammit. Until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, from any exercise or settlement of equity incentive awards. In fiscal 2018, the Company amended its Equity Ownership Guidelines to include both unvested and vested RSUs (direct shares) for purposes of determining a NEO’s attainment of the applicable target accumulations. Unvested PRSUs continue to be excluded.

IRS Code Section 162(m)

Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. In the past, Section 162(m)’s deduction limit included an exception for “performance-based” compensation. The Company’s compensation programs were generally designed to enable the Company to grant awards that could qualify for this performance-based exception. To accomplish this, the Company previously asked shareholders to approve equity and incentive compensation plans that included limitations and other provisions required to be included under Section 162(m). Now that the performance-based compensation exception is no longer available, the Company will no longer include Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and may not generally attempt to meet the requirements previously included in our plans related to the exception. To the extent it deems practical, the Company intends to comply with the transition rule for November 2, 2017, for written binding contracts, if available, as long as the Committee determines that to be in the Company’s best interest.

Benchmarking

The Committee regularly assesses the appropriateness of total compensation opportunities for our NEOs by comparing them to prevailing practices at our peer group companies, measuring them against a survey of practices across a broader community of general industry organizations of similar size and nature, and by soliciting guidance from the independent compensation consultant and input from management.

Peer Group—The peer group is chosen annually from among our operating competitors, other members of the IT industry, distributors as well as companies that share our operating characteristics (similar operating income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2018 consisted of the following 13 companies (the “Peer Group”):

Anixter International Inc.	Ingram Micro Inc.*
Arrow Electronics, Inc.	Insight Enterprises, Inc.
Avnet, Inc.	Scansource, Inc.
CDW Corporation	Synnex Corporation
Core-Mark Holding Company, Inc.	Wesco International, Inc.
Essendant Inc.	W.W. Grainger, Inc.
Genuine Parts Company
* Ingram Micro Inc. was acquired in December 2016

2018 Proxy Statement	39

Based on publicly available information, revenue for these companies ranged from $6.19 billion (25th percentile) to $15.28 billion (75th percentile), with the 50th percentile at $9.97 billion. Operating income margins ranged from 2.7 percent (25th percentile) to 5.0 percent (75th percentile), with the 50th percentile at 3.8 percent. The Committee also considers an analysis performed by Exequity that adjusts Peer Group company compensation levels to predict what those compensation levels would be if the Peer Group companies generated the Company’s revenues and operating income margin.

Survey Group—The Committee also considered pay data from a general industry group of companies representing a cross-section of manufacturing and services industries. This group’s reported revenue was between $15 billion and $50 billion and the median revenue was $22.44 billion. Information about the compensation practices for this group was prepared by the Committee’s independent compensation consultant and considered by management and the Committee. Management and the Committee believe it is important to evaluate data from the broader industry group in addition to the Peer Group because it allows for the consideration of data from companies that may have characteristics (such as higher profit margins) different from the Company but that nonetheless compete with the Company for the same employee talent.

Employment Agreements with NEOs

The Company has employment agreements with Mr. Dutkowsky, Mr. Hume and Mr. Zammit. Mr. Dutkowsky’s employment agreement is described below. Mr. Hume’s employment agreement was entered into in connection with his hiring as COO in fiscal 2017. Mr. Hume’s agreement sets out his position, base salary, bonus entitlement, obligations of confidentiality and not-to-compete owed to the Company, termination benefits as well as other terms of employment. Mr. Hume’s employment agreement is more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Mr. Zammit’s Manager’s Agreement was assumed, with certain modifications, by the Company in connection with the TS Acquisition. Mr. Zammit’s Manager’s Agreement sets out his position, obligations, base salary, bonus entitlement, reimbursement for Mr. Zammit’s annual contribution to a French retirement insurance program, participation in a supplemental retirement and life insurance arrangement in Belgium, terms of his agreement not to compete, separation benefits as well as other terms of employment. Mr. Zammit’s Manager’s Agreement, as amended, is included as Exhibits 10-32 and 10-33 to our Form 10-K for the fiscal year ended January 31, 2018. Please see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL for a more complete discussion of Mr. Zammit’s separation benefits under his Manager’s Agreement.

CEO Compensation

The Committee reviews CEO compensation and provides a recommendation to the Board for approval in executive session outside of the presence of the CEO. Based upon the information provided by Exequity, Mr. Dutkowsky’s base salary in March 2017 was 116.6% of the Peer Group median; his target total cash compensation was 113.9% of the Peer Group median; and his target total direct compensation was 108% of the Peer Group median. Beginning with fiscal 2009, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive bonus determination or dictating the type and size of equity awards. Mr. Dutkowsky’s bonus performance measures, weightings, and deceleration/acceleration schedule are set in concert with the other NEOs.

A summary of the most significant continuing provisions of Mr. Dutkowsky’s Employment Agreement include: the right to be nominated for election as a member of the Board, the right to reject

40	Tech Data Corporation

compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period six months following a change in control of the Company. The full Employment Agreement is included as Exhibit 10-AAnn to our Form 10-Q for the quarter ended October 31, 2006 filed on December 6, 2006.

The following table presents information concerning compensation paid to or earned by our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Bonus ($)(1)	Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation Earnings ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(g)	(h)	(i)		(j)
Robert M. Dutkowsky Chairman and Chief	2018 2017	1,345,355 1,122,124	1,000,000	3,555,873 3,034,383	(4)	1,390,926 1,747,395	9,817 7,197	35,336 34,815	(5)	7,337,307 5,945,914
Executive Officer	2016	1,089,421		2,499,967		2,289,397	8,032	34,612		5,921,429
Charles V. Dannewitz Executive Vice President, Chief Financial Officer	2018 2017 2016	720,390 579,863 492,212		1,458,110 543,372 625,345	(4)	614,987 589,263 534,991	2,985 2,188 2,442	28,142 26,897 35,358	(6)	2,824,614 1,741,583 1,690,348
Richard T. Hume Executive Vice President, Chief Operating Officer	2018 2017	745,432 547,500		1,755,789 2,228,853	(4)	746,996 722,548		34,599 184,365	(7)	3,282,816 3,683,266
David R. Vetter Executive Vice President, Chief Legal Officer	2018	612,170	250,000	774,621	(4)	456,912		28,136	(8)	2,121,839
Patrick Zammit(9) President, Europe	2018	463,530		2,827,636	(4)	492,847		165,403	(10)	3,949,416

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)	Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan.
(2)

The amounts for fiscal 2018 include a one-time payout of accrued vacation pay as a result of the Company’s transition to a Flexible Time Away policy for U.S.-based employees as follows: Dutkowsky – $189,559, Dannewitz – $107,159, Hume – $71,682 and Vetter – $76,162.

(3)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See Item 8, Note 8-Employee Benefit Plans, of the Annual Report on Form 10-K for the fiscal year ended January 31, 2018 for the assumptions we used in valuing these awards. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at time of vesting and sale, which may be higher or lower than the stock price on the date of grant.

(4)

These amounts reflect the combined grant date fair value of the RSUs and PRSUs awarded to the NEO in fiscal 2018. The amounts for Mr. Dannewitz include a one-time retention grant of RSUs with a grant date fair value of $500,000. The amounts for Mr. Zammit include a one-time sign-on grant of PRSUs with a grant date fair value of $613,900 and RSUs with a grant date fair value of $488,100 and a one-time special grant of RSUs with a grant date fair value of $1,025,600 as consideration for Mr. Zammit joining the Company and to incentivize retention. PRSUs have a potential payout of 0% to 150% of the initial PRSU award. The value disclosed includes the grant date fair value of PRSU awards at the target performance achievement of the performance measures, which represents 110% of the value of the initial PRSU award. The grant date fair values of the PRSUs at maximum possible performance as of the award date of March 28, 2017 are as follows:

NEO	Maximum at Grant Date Fair Value ($)
Dutkowsky	1,439,829
Dannewitz	463,572
Hume	537,515
Vetter	374,805
Zammit	1,128,780

2018 Proxy Statement	41

(5)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($7,908); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($7,428, which includes $2,995 for tax reimbursement).

(6)	This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; and contributions by the Company to Mr. Dannewitz’s 401(k) Savings Plan ($8,142).
(7)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Hume’s 401(k) Savings Plan ($7,538); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($7,061, which includes $2,962 for tax reimbursement).

(8)	This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; and contributions by the Company to Mr. Vetter’s 401(k) Savings Plan ($8,136).
(9)	The dollar value of Mr. Zammit’s compensation has been calculated using a weighted average Euro-to-Dollar exchange rate for the twelve months ended January 31, 2018.
(10)

This amount is comprised of the Company’s contribution to a French retirement insurance program on behalf of Mr. Zammit in the amount of $42,296; premium payments by the Company to a third party administrator for a retirement arrangement in Belgium in the amount of $100,352; and $22,755 for use of a Company-provided vehicle.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth, for each of the NEOs, the grants of awards under the Equity Plan and Bonus Plan made during fiscal 2018.

Name (a)	Grant Date (b)	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units(3) (#) (i)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dutkowsky	3/28/2017	10,484	1,747,395	2,795,832	5,277	11,610	15,831	27,487	3,555,873
Dannewitz	3/28/2017	4,636	772,597	1,236,155	1,699	3,738	5,097	12,294	1,458,110
Hume	3/28/2017	5,631	938,438	1,501,500	1,970	4,334	5,910	14,971	1,755,789
Vetter	3/28/2017	3,444	574,009	918,415	1,374	3,022	4,121	5,495	774,621
Zammit(5)	3/28/2017	3,512	585,329	936,526	4,137	9,102	12,411	21,988	2,827,636
Column	lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)

Estimated possible payouts for fiscal 2018 under the Company’s Bonus Plan. See the column captioned “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for each NEO’s actual payout amount for fiscal 2018. Amounts for Mr. Zammit have been prorated to February 27, 2017, the date he joined the Company in connection with the TS Acquisition.

(2)	Estimated number of PRSUs that may vest on the third grant date anniversary.
(3)

Each award is a RSU. These RSUs vest 25% on each of the first and second grant date anniversaries and the remaining 50% vests on the third grant date anniversary with the exception of the one-time grants awarded to Mr. Dannewitz of 5,498 RSUs which vest 100% on the third grant date anniversary and to Mr. Zammit of 11,277 RSUs which vest 100% on the second grant date anniversary.

(4)

These amounts reflect the combined grant date fair value of RSUs and PRSUs. The grant date fair value of equity awards is calculated as the number of shares granted multiplied by the ASC Topic 718 value on the grant date. The ASC Topic 718 value for RSUs and PRSUs is equal to the last sales price as quoted on the NASDAQ on the date of grant. The ASC Topic 718 value was $90.95 on March 28, 2017. The grant date fair value of the PRSUs is reflected assuming 100% achievement of the three-year performance target.

(5)

For purposes of this table, the amounts for Non-Equity Incentive Plan Awards for Mr. Zammit were calculated using the same weighted average Euro-to-dollar exchange rate that was used to calculate Mr. Zammit’s compensation in the “Summary Compensation Table.”

42	Tech Data Corporation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2018.

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Other Payout Value of Unearned Shares or Units of Other Rights That Have Not Vested ($)(2) (j)
Dutkowsky	21,324	2,138,157
	23,910	2,397,456	6,815	(3)	683,340
	27,487	2,756,121	11,610	(4)	1,164,135
Total	72,721	7,291,734	18,425		1,847,475
Dannewitz	3,039	304,721
	2,216	222,198
	4,631	464,350
	6,796	681,435	755	(3)	75,704
	5,498	551,284	3,738	(4)	374,809
Total	22,180	2,223,988	4,493		450,513
Hume	19,880	1,993,368	1,916	(3)	192,117
	14,971	1,501,142	4,334	(4)	434,570
Total	34,851	3,494,510	6,250		626,687
Vetter	2,281	228,716
	2,709	271,631	442	(3)	44,319
	5,495	550,984	3,022	(4)	303,016
Total	10,485	1,051,331	3,464		347,335
Zammit	11,277	1,130,745
	10,711	1,073,992	9,102	(4)	912,658
Total	21,988	2,204,737	9,102		912,658
Column	lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)

Represents RSUs awarded in fiscal 2016, 2017, and 2018, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary with the exception of a one-time grant of 5,498 RSUs to Mr. Dannewitz with a grant date fair value of $500,000 which vest 100% on the third anniversary of the grant date and a one-time grant to Mr. Zammit of 11,277 RSUs with a grant date fair value of $1.026 million which vest 100% on the second grant date anniversary.

(2)	The market value is based upon the last sales price of $100.27 on the last trading day in fiscal 2018.
(3)

Represents PRSUs awarded in fiscal 2017 which vest contingent upon the attainment of the performance measures at the conclusion of the three-year performance period, assuming 100% achievement of the three-year performance target.

(4)

Represents PRSUs awarded in fiscal 2018 which vest contingent upon the attainment of the performance measures at the conclusion of the three-year performance period, assuming 100% achievement of the three-year performance target.

2018 Proxy Statement	43

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options and similar instruments, and vesting of other equity-based awards during fiscal 2018:

	Stock Awards(1)
Name (a)	Number of Shares Acquired upon Vesting (#) (d)	Value Realized upon Vesting ($) (e)
Dutkowsky(2)	38,743	3,547,233
Dannewitz(3)	6,023	564,935
Hume(4)	6,626	608,731
Vetter(5)	4,173	382,097
Zammit	—	—
Column	lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)	RSUs were net share settled after withholding for taxes.
(2)	All the stock awards were time-vested RSUs and 24,077 shares of common stock were received upon net settlement.
(3)	All the stock awards were time-vested RSUs and 4,216 shares of common stock were received upon net settlement.
(4)	All the stock awards were time-vested RSUs and 4,817 shares of common stock were received upon net settlement.
(5)	All the stock awards were time-vested RSUs and 3,037 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The Deferred Compensation Plan is deemed unfunded and participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. Deferrals are made on a pre-tax basis, and the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2018.

In addition, for Mr. Dutkowsky the table below includes his vested HRE awards. Pursuant to their terms, the shares underlying these HREs will not be distributed to Mr. Dutkowsky until his separation from service with the Company.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earning in last FY(1) ($)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)
Dutkowsky	—	—	595,084	(2)	—	4,877,163
Dannewitz	—	—	13,080	(3)	—	338,725
Hume	—	—	—		—	—
Vetter	—	—	36,101		—	287,874
Zammit	—	—	—		—	—

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the “Summary Compensation Table.”
(2)

This amount consists of (i) $552,066, which reflects the increase in market value of the vested HREs from January 31, 2017 through January 31, 2018, and (ii) $43,018 of aggregate earnings in the Deferred Compensation Plan in fiscal 2018 of which $9,817 is reported in column (h) of the “Summary Compensation Table” above.

(3)	This amount includes $2,985 which is reported in column (h) of the “Summary Compensation Table” above.

44	Tech Data Corporation

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

•  Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

•  In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

•  Retirement Separation of Services paid 13 months following the date of termination.

•  Retirement and lump sum In-Service Distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

•  Lump sum payment following 13 months.

•  Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.

Death

Prior to termination of employment with the Company, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their cumulative deferrals plus earnings credited to their account, both amounts reduced by any in service distributions. Following termination of employment the beneficiary is entitled to receive the account balance.

Same as pre-2005 Plan.

Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.

Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.

Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

2018 Proxy Statement	45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events. Pursuant to the proxy disclosure rules, this section provides information regarding all of our NEOs assuming that their employment terminated as of January 31, 2018, the last day of our fiscal year.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for Mr. Dannewitz and Mr. Vetter would be 24 months.    Mr. Dutkowsky and Mr. Hume would receive 24 months based upon the terms of their employment agreements. A participant whose employment is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned and, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid. Mr. Zammit does not participate in the Severance Plan. In the event of his termination, Mr. Zammit’s Manager’s Agreement provides for payment to him of a six month notice period, a severance payment equal to his total annual compensation inclusive of base salary and performance bonus at target, ongoing insurance benefits and car allowance for 18.5 months plus one additional month for every fully completed year measured from October 2016. In addition, if the Company does not elect to waive its rights under the Manager’s Agreement to have Mr. Zammit’s agreement not to compete with the Company apply, a one-time lump-sum payment of one year of Mr. Zammit’s then base salary or a lesser prorated amount if the Company elects to reduce the number of months of Mr. Zammit’s agreement not to compete. For a discussion of Mr. Zammit’s agreement see Employment Agreements with NEOs above.

Change in Control—The Company maintains a Change in Control Severance Policy (“CIC Policy”) based on the Company’s determination that it is in the best interests of the Company and its shareholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a qualifying change in control of the Company under the CIC Policy. The participants in the CIC Policy are the Company’s executive officers, including the NEOs with the exception of Mr. Zammit. As noted above, Mr. Zammit does not participate in the CIC Policy as his rights upon his termination on change in control would be determined in accordance with his Manager’s Agreement and applicable laws in Europe.

The CIC Policy provides for double trigger severance benefits and a participant will be entitled to benefits under the CIC Policy only in the event that (1) there is a qualifying change in control of the

46	Tech Data Corporation

Company, and (2) the participant’s employment with the Company is terminated by the Company without Cause or by the participant for Good Reason within 24 months after the effective date of the Change in Control (as these terms are defined in the CIC Policy). For the NEOs, the CIC Policy provides for severance payments equal to (i) a multiple (which is 2.5 for the chief executive officer and 2 for all other NEOs) (the “Severance Factor”) times the sum of the NEO’s base salary and target annual bonus (the “Severance Payment”), and (ii) a pro-rata annual bonus for the fiscal year of the Company in which the termination occurs, payable on the regularly scheduled payment date, determined based on the actual performance of the Company (in a manner consistent with how bonus determinations are made for continuing, active employees of the Company) and, prorated based on the number of days the individual was employed by the Company in the fiscal year prior to the date of termination. Participants who receive a Severance Payment under the CIC Policy are not entitled to receive any other cash severance payment pursuant to any other severance plan, program, policy, agreement or arrangement maintained by the Company, including the Severance Plan, or any additional annual bonus payment other than as specified in the CIC Policy, provided that in the event applicable law mandates that the Company provide to the participants benefits in the nature of severance, then the amounts of benefits provided under the CIC Policy are reduced, in a manner consistent with applicable law, by the amount of the legally mandated benefits.

As a condition to participation in and to receive benefits under the CIC Policy, a participant must agree to be bound by certain restrictive covenants including the NEO’s agreement not to compete with the business of the Company for a period of one year following the NEO’s termination date. Equity awards in the event of change in control are covered under our Equity Plan and the forms of grant agreements approved under our Equity Plan and, for Mr. Dutkowsky, in his Employment Agreement. With respect to awards made prior to March, 2016, upon a change in control, vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. With respect to awards made in or after March, 2016, both the PRSU and RSU grant agreement forms contain a double trigger change in control provision pursuant to which awards do not accelerate vesting upon a change in control unless the NEO also has a qualifying termination of employment following the change in control. We do not provide any gross-ups to any of our NEOs for the excise tax or so-called “parachute payments” in connection with a change in control.

2018 Proxy Statement	47

The presentation of data in the table below is based on the assumption that a qualifying termination upon change in control occurred on January 31, 2018, the last day of fiscal 2018.

NEO	Earned FY 2018 Payment Under the Bonus Plan ($)	Severance Payment ($)	Equity upon change in control
Dutkowsky	1,390,926	6,407,115	No additional awards Vesting accelerates
Dannewitz	614,987	2,472,310	No additional awards Vesting accelerates
Hume	746,996	2,866,500	No additional awards Vesting accelerates
Vetter	456,912	1,998,904	No additional awards Vesting accelerates
Zammit(1)	492,847	3,276,907(2)	No additional awards Vesting accelerates

(1)

The terms of Mr. Zammit’s separation from the Company are governed by his Manager’s Agreement and the applicable law of the European country where Mr. Zammit resides. As a result, Mr. Zammit does not participate in the CIC policy.

(2)

The Severance Payment to Mr. Zammit assumes that the Company opted for the full 12 months of Mr. Zammit’s agreement not to compete as governed by his Manager’s Agreement which calls for a lump sum payment of $546,260. The dollar value has been calculated using the spot exchange rate for Euros to U.S. dollars as of January 31, 2018.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits to our U.S. based NEOs. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan.

Starting in fiscal 2018 the Company’s RSU award agreements have provided that, in the event of an NEO’s eligible retirement, any unvested RSUs under the award immediately vest in full and the shares are issued to the NEO. This retirement provision applies only if the NEO’s eligible retirement occurs on or after the first anniversary of the grant date. Under these RSUs, retirement means the Participant’s termination of active employment (for reasons other than a termination for Cause by the Employer) where (a) the Participant has attained age 55 (in whole years rounded down to the nearest year) and, (b) the Participant’s Years of Continuous Service equals or exceeds 10.

With respect to PRSUs, the retirement provision was instituted starting in fiscal 2017. Under the fiscal 2017 award agreements, retirement means a termination of the employment of a Participant with the Employer after the sum of (A) the Participant’s attained age (measured as of the Participant’s most recent birthday (that is, without taking into account partial years)) and (B) the Participant’s Years of Service equal at least 65. The fiscal 2018 PRSU award agreement defines retirement in the same manner as the fiscal 2018 RSU award agreement. Both the fiscal 2017 and 2018 PRSUs require that the NEO’s eligible retirement occur on or after the three-month anniversary of the date of grant and prior to the last day of the applicable performance period. Upon such eligible retirement, the PRSUs vest on a pro-rata basis upon the conclusion of the performance period based upon the Committee’s determination whether and the extent to which the PRSU performance goals have been attained.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred

48	Tech Data Corporation

Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Dutkowsky our CEO. Based upon the below methodology, we estimate that the ratio of CEO pay to median worker pay is 138:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We began by determining that we had 14,413 employees as of the December 1, 2017 determination date. To determine our median employee, we used “total cash compensation” as a consistently applied compensation measure. We used a valid statistical sampling methodology to provide a reasonable estimate of the median total cash compensation for the employee population considered. Then we identified employees who we expected were paid within a +/- 5% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similar probabilities of being the median employee. We next analyzed multiple years of taxable wages to ensure we chose a median employee with stable wages. Finally, we selected a single employee from that group and determined that person’s (summary compensation table) total compensation was $53,421. Total compensation includes $4,552 in employer-provided health and welfare benefits for the median employee and $13,391 to the CEO, which is not included in the Summary Compensation Table.

2018 Proxy Statement	49

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on executive cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus target amounts are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROIC that counterbalance each other and reduce the incentive to focus on just one goal. In establishing bonus performance measures, the Compensation Committee evaluates the employees’ bonuses on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

The Compensation Committee annually considers compensation policies and risk management. For fiscal 2018, the Company, with the assistance of Exequity, the Compensation Committee’s independent compensation consultant, prepared a Compensation Program Risk Assessment. Based upon its review, the Committee concluded that there are no indications that the Company’s compensation program motivates behavior that induces excessive risk taking. In addition, the following risk-mitigating features of the Company’s compensation plans were noted:

Features	Annual Incentives	Long-Term Incentives	Other Programs
Annual opportunity	✓	✓
Goals based on operating plan	✓	✓
Multiple measures	✓	✓
Wide incentive zone around goal	✓	✓
Limits on award payouts	✓	✓
Board approval of payouts/grants	✓	✓
Multi-year/back-loaded vesting		✓
Stock ownership guidelines			✓
Retention requirement			✓
Insider trading policy			✓

50	Tech Data Corporation

PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act requires that the Company seek an advisory, non-binding, shareholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS section, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The SUMMARY COMPENSATION TABLE and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING BASIS, TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2018 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (ITEM 402 OF REGULATION S-K), INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

2018 Proxy Statement	51

PROPOSAL NO. 4—APPROVAL OF THE 2018 EQUITY INCENTIVE PLAN

Overview

The Board of Directors believes the effective use of equity-based incentive plans is integral to the Company’s long-term performance and success in the marketplace. Accordingly, the Board has approved the 2018 Equity Incentive Plan of Tech Data Corporation (the “2018 Equity Plan”) and is recommending that our shareholders approve the 2018 Equity Plan. The 2018 Equity Plan will maintain the flexibility that the Company needs to keep pace with the industry and effectively attract, retain and motivate the caliber of employees essential to the Company’s success. The Board believes that long-term equity compensation aligns employees’ interests with those of other shareholders.

The 2018 Equity Plan contains the following important features:

•	The term of the 2018 Equity Plan is 10 years with a fixed number of shares authorized for issuance pursuant to various forms of awards.

•

The total shares of the Company’s common stock (“Common Stock”) proposed to be reserved under the 2018 Equity Plan includes two million (2,000,000) shares (the “Aggregate Share Limit”), which is approximately 5% of the Company’s common shares outstanding. Depending on the mix of types of awards granted, it is expected this will enable the Company to meet its needs for grants under the 2018 Equity Plan over the next several years. The closing per share price as quoted on NASDAQ of a share of Common Stock on March 28, 2018 was $83.35.

•	Employees and non-employee directors of the Company and its subsidiaries are eligible to receive awards granted under the 2018 Equity Plan.

•	Time based vesting of any equity award may not be less than one (1) year.

If the 2018 Equity Plan is approved by shareholders, it will take effect June 7, 2018 and replace the 2009 Equity Incentive Plan of Tech Data Corporation (the “2009 Plan”). The 2009 Plan will then be terminated, prior to its termination date, upon the effectiveness of the 2018 Equity Plan, causing shares of Common Stock available for issuance under the 2009 Plan to expire. Outstanding awards under the 2009 Plan will continue to be governed by the terms of the 2009 Plan until exercised, expired or otherwise terminated or canceled. As of March 28, 2018, 1,268,364 shares of Common Stock were subject to outstanding awards under the 2009 Plan.

Summary of the 2018 Equity Plan

A summary of the principal features of the 2018 Equity Plan is provided below, but is qualified in its entirety by reference to the full text of the 2018 Equity Plan. A copy of the 2018 Equity Plan is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

The 2018 Equity Plan will permit awards of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance awards, and other stock based awards as described below.

Participants include all employees and non-employee directors of the Company and employees of any corporation or entity in which the Company owns a 50% or more interest. As of the end of fiscal year 2018, approximately 14,000 employees and 8 non-employee directors would be eligible to receive awards granted under the 2018 Equity Plan if approved by the shareholders.

52	Tech Data Corporation

Administration and Eligibility/Basis of Participation

The 2018 Equity Plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have full power and authority to operate and administer the 2018 Equity Plan in accordance with its terms, including the power to: select Participants; establish guidelines and overall numbers of and limits of awards; establish the types of, and the terms and conditions of, all awards made under the 2018 Equity Plan; make grants of awards; establish performance goals, performance measures and performance periods; reduce the amount of any award; prescribe the form(s) of award agreements; determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, accelerated, exchanged, deferred or surrendered; construe and interpret the 2018 Equity Plan; promulgate, amend and rescind rules and regulations relating to the implementation, operation and administration of the 2018 Equity Plan; accelerate the date on which any award may be exercised or vested; delegate certain authority under the 2018 Equity Plan; and make all other determinations for the administration and operation of the 2018 Equity Plan.

Types of Awards

Stock Options

Grants of Options

The Committee is authorized to grant stock options to Participants that may be either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQOs”). The exercise price of any stock option must be at least equal to the fair market value of the shares on the date of the grant. At the time of grant, the Committee will determine when stock options are exercisable and when they expire, provided that the term cannot exceed ten years; the maximum number of shares of Common Stock in respect of which stock options may be granted to any individual employee during any fiscal year is three-hundred thousand (300,000) shares; and for ISOs, the aggregate fair market value as of the date of grant of the shares of Common Stock with respect to which an ISO becomes exercisable for the first time by a Participant, shall not exceed $100,000, or such other limit as may exist from time to time under the Code.

Payment of Option Price

Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made in cash, by the transfer of shares owned by the Participant, or by delivery of an exercise notice with instructions to a broker, or in such other manner as may be authorized by the Committee.

SARs

A SAR is a right, denominated in shares, to receive, upon exercise, in whole or in part, without payment to the Company, an amount, payable in shares, in cash or a combination thereof, that is equal to: (i) the fair market value of Common Stock on the date of exercise; minus (ii) the exercise price established by the Committee on the date of grant (but in no event shall the exercise price be less than the fair market value of Common Stock on the date of grant), multiplied by the number of shares for which the right is exercised. The Committee may grant SARs to Participants and determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR; provided that the maximum number of SARs that may be granted to any individual during any fiscal year is three-hundred thousand

2018 Proxy Statement	53

(300,000) shares, and no SAR may vest during the first year after the date of grant. The exercise price of any SAR must be at least equal to the fair market value of the shares on the date of the grant.

Restricted Stock and Restricted Stock Units

Restricted stock consists of shares that are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted stock units are the right to receive shares at a future date after vesting upon the attainment of certain conditions and restrictions. The Committee determines the eligible Participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will lapse, and all other terms and conditions of the grants. Restrictions or conditions could include the attainment of performance goals, continuous service with the Company, the passage of time or other restrictions or conditions. Awards of restricted stock and restricted stock units may include the right to be credited with dividends or dividend equivalents. The maximum number of shares of Common Stock that may be issued to any individual employee as restricted stock and restricted stock units during any fiscal year shall not exceed seventy-five thousand (75,000) shares, and the maximum value of shares of Common Stock any employee or outside director may receive during any fiscal year shall not exceed five million dollars ($5,000,000), determined using the fair market value as of the date of grant.

Performance Awards

The Committee may grant awards of stock options, SARs, restricted stock, restricted stock units and/or other stock based awards under the 2018 Equity Plan in whole or in part subject to the attainment of performance goals as established by the Committee. A Participant who is granted performance awards has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee for an established performance period.

Performance Goals

In establishing performance goals, the Committee may use performance measures based on any one, or combination of performance criteria as the Committee deems appropriate. Examples of certain measures are set forth in the 2018 Equity Plan. Any performance criteria may be used to measure the performance of the Company as a whole or any region of the Company and may be measured relative to a peer group or index. Performance criteria shall be calculated in accordance with the Company’s financial statements, Generally Accepted Accounting Principles or an objective methodology established by the Committee prior to the issuance of an award that is consistently applied.

The maximum number of shares of Common Stock that may be the subject of performance awards made to any individual employee in respect of any performance period or during any fiscal year shall be seventy-five thousand (75,000) shares, and the maximum value any employee may receive during any fiscal year shall not exceed five million dollars ($5,000,000), determined using the fair market value as of the date of grant.

Other Stock Based Awards

Other stock based awards are valued based upon shares of Common Stock. Other stock based awards shall be subject to such terms and conditions as the Committee deems appropriate

54	Tech Data Corporation

consistent with the 2018 Equity Plan. Unless the Committee determines otherwise to address specific considerations, other stock based awards granted to Participants shall have a vesting period of not less than one year.

Amendment of the 2018 Equity Plan

The Board or the Committee has the right and power to amend the 2018 Equity Plan, however, neither the Board nor the Committee may amend the 2018 Equity Plan in a manner that would impair or adversely affect the rights of the holder of an award without the holder’s consent. The Company shall obtain shareholder approval of any material amendment of the 2018 Equity Plan to the extent necessary to comply with applicable laws, regulations or stock exchange rules. The Board may not amend the 2018 Equity Plan without the approval of the shareholders to: (i) increase the Aggregate Share Limit; (ii) increase any limitation set forth in the 2018 Equity Plan on the number of shares of Common Stock that may be issued, or the aggregate value of awards that may be made, in respect of any type of grant to all Participants during the term of the 2018 Equity Plan or to any individual Participant during any specified period or (iii) reduce the minimum exercise price for stock options.

Term and Termination of the 2018 Equity Plan

The 2018 Equity Plan is scheduled to terminate on June 7, 2028. The Board may terminate the 2018 Equity Plan at any time, except with respect to awards then outstanding.

Change in Control

In the event of a Change in Control (as defined in the 2018 Equity Plan) of the Company, except as otherwise provided in an applicable award agreement or as the Board comprised of a majority of continuing Directors may expressly provide otherwise, and notwithstanding any other provision of the Plan to the contrary: (i) all Stock Options and SARs then outstanding shall become fully vested and exercisable as of the date of the Change in Control; (ii) all restrictions and conditions in respect of all Restricted Stock, Restricted Stock Units and Other Stock-Based Awards then outstanding shall be deemed satisfied as of the effective date of the Change in Control; and (iii) all Performance Awards shall be deemed to be earned, at the maximum amount of the award opportunity specified in the award agreement, as of the date of the Change in Control. All of the RSUs and PRSUs granted to NEOs in fiscal 2017 and 2018 contain a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will accelerate in connection with the change in control only if the grantee has a qualifying termination of employment following the change in control.

Any payment or delivery of an award following a Change in Control to a “specified employee” as defined in Section 409A of the Code will be suspended for six (6) months from the date of such employee’s termination of employment to the extent necessary to comply with Section 409A of the Code.

Adjustments

If there is any change in the number, class, market price or terms of the Common Stock other than a regular cash dividend, the Board shall make such substitution or adjustment in the number of or class of shares that may be issued under the 2018 Equity Plan in the aggregate or to any one Participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards

2018 Proxy Statement	55

granted under the 2018 Equity Plan as it deems appropriate. In the event of a corporate transaction involving the Company that results in the Company’s outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

No Repricings or Exchanges

Except in connection with a corporate transaction and as permitted by the rules and regulations of the Code and the SEC, the Committee may not lower the exercise price of a stock option or a SAR, nor grant any award or provide cash in replacement of a cancelled stock option or SAR that had been granted at a higher exercise price, without the prior approval of the Company’s shareholders.

Reusage

The number of shares of Common Stock to which an award relates will be counted against the Aggregate Share Limit at the time of the grant of the award. If any award under the 2018 Equity Plan is cancelled by mutual consent or terminates, expires or is forfeited for any reason without having been exercised or settled in full, or if shares of Common Stock pursuant to an award are forfeited pursuant to the restrictions applicable to the award, or if an award is settled in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares will again be available for purposes of the 2018 Equity Plan. However, the following shares of Common Stock will not become available for purposes of the 2018 Equity Plan: (i) shares of Common Stock previously owned or acquired by the Participant that are delivered to the Company, or withheld from settlement of an award, to pay the exercise price; (ii) shares of Common Stock that are delivered or withheld for purposes of satisfying an income tax or social insurance contribution withholding obligation; or (iii) shares of Common Stock reserved for issuance upon the grant of a SAR that exceed the number of shares actually issued upon exercise.

U.S. Federal Income Tax Consequences

The Company has been advised by counsel that the federal income tax consequences as they relate to awards are as follows:

ISOs

A Participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO (provided certain conditions are met). Upon the sale of ISO shares, the Participant recognizes income in an amount equal to the difference, if any, between the sale proceeds and the exercise price of the ISO shares. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

The exercise of an ISO may in some cases trigger liability for the alternative minimum tax. If a Participant sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant (a “disqualifying disposition”), the Participant recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the fair market value of the shares on the date of exercise and the exercise price. Any additional gain

56	Tech Data Corporation

is treated as long-term or short-term capital gain depending upon how long the Participant has held the ISO shares prior to disposition. In the year of a disqualifying disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Participant recognizes as a result of the disposition.

NQOs

A Participant does not recognize taxable income upon the grant of an NQO. Upon the exercise of such a stock option, the Participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Participant recognizes upon the exercise of the NQO.

Restricted Stock

A Participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award unless required by local law. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award.

The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Equity Awards

In the case of an exercise of a SAR or an award of restricted stock units, performance awards, or other stock-based awards, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the Participant has recognized.

Section 409A

The 2018 Equity Plan has been designed so that awards thereunder either are not subject to the deferred compensation rules of Section 409A of the Code or, if subject to Section 409A, are compliant with Section 409A. To the extent that any award would be subject to Section 409A, no such award may be granted if it would fail to comply with the requirements set forth in Section 409A. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the awards and an additional tax and interest charge to the Participant. These potential penalties on the Participant could reduce the value of grants subject to Section 409A and adversely affect the Company’s ability to achieve the 2018 Equity Plan’s purposes. Under the 2018 Equity Plan, the Committee reserves the right to amend or terminate the 2018 Equity Plan and/or amend, restructure, terminate or replace the award, without the consent of the Participant, to cause the award to either

2018 Proxy Statement	57

not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

New Plan Benefits

Future benefits under the 2018 Equity Plan are not currently determinable. The Committee has discretionary authority to grant awards pursuant to the 2018 Equity Plan and there is no provision for automatic grants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2018 EQUITY INCENTIVE PLAN.

58	Tech Data Corporation

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Line that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Line. You may also access the Ethics Line by going to www.techdataethicsline.com. All calls and reports made online will be received by an independent, third-party provider, Navex Global. A report will be provided to the Chief Legal Officer who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company has retained Advantage Proxy, Inc. to assist in the solicitation of proxies for a fee of approximately $6,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these Proxy Materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding Proxy Materials to beneficial owners of stock, will be paid by the Company.

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SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2019 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

Wayne O. Hanewicz, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Proposals must be received no later than December 27, 2018 to be eligible for inclusion in the proxy materials for the 2019 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2019 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The shareholder notice must be delivered to and received at the address above no earlier than February 6, 2019 and no later than March 8, 2019. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

60	Tech Data Corporation

EXHIBIT A

2018 EQUITY INCENTIVE PLAN OF TECH DATA CORPORATION

1. PURPOSE

Tech Data Corporation (the “Company”) has established the 2018 Equity Incentive Plan of Tech Data Corporation (the “Plan”) to promote the growth and profitability of the Company by strengthening its ability to attract and retain selected executive officers, employees and members of the Company’s Board, to reward and motivate selected executive officers, employees and members of the Company’s Board to achieve business objectives established to promote the long-term growth, profitability and success of the Company, and to better align the interests of selected executive officers, employees and members of the Company’s Board with the Company’s shareholders by encouraging ownership of the Common Stock of the Company. The Plan authorizes the grant of stock and cash incentive compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards. The Plan also permits the establishment of sub-plans for purposes of the grant of Awards to Employees employed outside of the United States in order to achieve tax, securities, employment or other purposes and objectives, and to conform the terms of the Plan with the laws and the requirements of such countries and jurisdictions.

2. DEFINITIONS

For the purposes of the Plan, the following terms shall have the following meanings:

“AGGREGATE SHARE LIMIT” means the maximum number of shares of Common Stock issuable under the Plan and set forth in Section 4 of the Plan.

“AWARD” means a Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Award or Other-Stock-Based Award granted pursuant to the Plan.

“AWARD AGREEMENT” means any written or electronic agreement, contract or other instrument or document evidencing an Award which may, but need not, be executed or acknowledged by the Company and/or a Participant.

“BENEFICIAL OWNER” means a “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act.

“BOARD” means the Board of Directors of the Company.

“CODE” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, together with the published rulings, regulations and interpretations duly promulgated thereunder.

“COMMITTEE” means the Compensation Committee of the Board, or such other persons or committee to which the Board has delegated any authority, as may be appropriate and permitted under the Plan and applicable law. A person may serve on the Committee only if he or she is (i) a “non-employee director” within the meaning of Rule 16(b)-3 under the Exchange Act, and (ii) to the extent the administration of an Award relates to a Section 162(m) Grandfathered Award, an “outside director” within the meaning of Section 162(m) of the Code.

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“COMMON STOCK” means the common stock, par value of $.0015, of the Company, or any security issued by the Company in substitution or exchange therefor or in lieu thereof.

“COMPANY” means Tech Data Corporation, a Florida corporation, and any successor corporation.

“DIRECTOR” means a member of the Board.

“DISABILITY” means: (i) for a Participant granted an Incentive Stock Option, a physical or mental condition that qualifies as a “disability” within the meaning of Section 22(e)(3) of the Code; (ii) for a Participant granted an Award other than Incentive Stock Options and employed in the United States, a physical or mental condition that qualifies as a “disability” under the U.S. long-term disability plan of the Company (irrespective of whether the Participant is eligible to participate in such plan) and which prevents such Participant from being in the full-time active employment of the Company for the entire period of 180 days immediately preceding termination of employment; (iii) for a Participant granted an Award that constitutes non-qualified deferred compensation that is subject to Section 409A of the Code and with respect to which disability is a distribution event, a physical or mental condition that meets the requirements of Section 409A of the Code; and (iv) for a Participant granted an Award and employed outside of the United States, a physical or mental condition that qualifies as a long-term disability as determined under local law or as determined by the Committee in its sole discretion.

“DIVIDEND EQUIVALENT” means, in respect of a Restricted Stock Unit, a Performance Award that is a Full Value Award or an Other Stock-Based Award that is a Full Value Award, an amount equal to the cash dividend on one share of Common Stock payable on a dividend payment date.

“EMPLOYEE” means any Executive Officer or other employee (as defined in accordance with Section 3401(c) of the Code or, for individuals performing services outside of the United States, as defined in accordance with applicable local law) who is on the active payroll of the Company or a Subsidiary. For purposes of the Plan, an individual shall cease to be an Employee either upon an actual termination of employment with the Company or a Subsidiary, or upon the Subsidiary employing such individual ceasing to be a Subsidiary. For purposes of the Plan, the Committee, in its sole discretion shall determine whether an individual shall cease to be an Employee while such individual is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence (as determined under local law) and the effective date of such individual’s employment termination. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Committee’s determination, all such determinations by the Committee shall be final, binding and conclusive, notwithstanding that any governmental agency subsequently makes a contrary determination.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.

“EXECUTIVE OFFICER” means, at any time, an individual who is an Executive Officer of the Company within the meaning of Exchange Act Rule 3b-7 or who is an officer of the Company within the meaning of Exchange Act Rule 16a-1(f).

“FAIR MARKET VALUE” means, in respect of any date on or as of which a determination thereof is being or to be made, the closing sales price of a share of the Common Stock reported on such date on The Nasdaq Stock Market or, if the Common Stock was not traded on such date, on the preceding day on which sales of shares of the Common Stock were reported on The Nasdaq Stock Market, or if shares of Common Stock are not then listed on The Nasdaq Stock Market, the fair market value of a

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share of Common Stock on such date as determined in good faith by the Committee and under a reasonable application in compliance with Section 409A of the Code to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A of the Code.

“FULL VALUE AWARD” means any Award other than a (i) Stock Option, (ii) SAR, or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount less than the Fair Market Value of the shares of Common Stock, determined as of the date of grant.

“GROUP” means two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer within the meaning of Section 13(d) and 14(d) under the Exchange Act.

“INCENTIVE STOCK OPTION” means any Stock Option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“NON-QUALIFIED STOCK OPTION” means any Stock Option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan that is not an Incentive Stock Option.

“OUTSIDE DIRECTOR” means a Director who is not an Employee.

“OTHER STOCK-BASED AWARDS” means a grant made pursuant to Section 11 of the Plan.

“PARTICIPANT” means an Employee or Outside Director to whom an Award has been granted under the Plan.

“PERFORMANCE AWARD” means a grant made pursuant to Section 10 of the Plan, the amount and settlement of which is contingent on the achievement of specific Performance Goals during a Performance Period, determined using a specific Performance Measure, all as specified in the related Award Agreement. Performance Awards may be granted in the form of Stock Options, SARs, Restricted Stock, Restricted Stock Units, and/or Other Stock-Based Awards.

“PERFORMANCE GOALS” mean, with respect to a Performance Award, one or more targets, goals or levels of attainment selected by the Committee required to be achieved in terms of the specified Performance Measure during the specified Performance Period.

“PERFORMANCE MEASURE” means, with respect to a Performance Award, one or more of the criteria identified at Section 10(c) of the Plan selected by the Committee for the purpose of establishing, and measuring attainment of, Performance Goals for a Performance Period in respect of such grant, as provided in the related Award Agreement. For purposes of clarity, the Committee may establish a Performance Measure on a regional or jurisdictional basis, Subsidiary by Subsidiary basis, product-line basis, consolidated Company basis, or any other manner that it determines appropriate in its sole discretion.

“PERFORMANCE PERIOD” means, with respect to a Performance Award, the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select during which the attainment of one or more Performance Goals will be measured.

“PERSON” means a “person” within the meaning of Section 13(d) and 14(d) under the Exchange Act.

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“PLAN” means this 2018 Equity Incentive Plan of the Company, as may be amended from time to time.

“PRIOR PLAN” means the 2009 Equity Incentive Plan of Tech Data Corporation, as amended.

“RESTRICTED PERIOD” means the period, beginning on the date on which the Award is granted, during which shares of Common Stock issued to a Participant pursuant to an Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution.

“RESTRICTED STOCK” means shares of Common Stock issued pursuant to Section 9 of the Plan with a restriction on transferability, risk of forfeiture and such other restrictions as the Committee, in its sole discretion may impose, which restrictions generally will expire on a specified date, upon the occurrence of a specified event and/or on an accelerated basis under certain circumstances, as specified in this Plan and set forth in the related Award Agreement.

“RESTRICTED STOCK UNIT” means an unsecured and unfunded promise to deliver shares of Common Stock or value equal to such shares in the future pursuant to Section 9 of the Plan, the terms and conditions of which shall be specified in the related Award Agreement.

“SAR” means a stock appreciation right granted pursuant to Section 8 of the Plan, which entitles a Participant to receive, in the form of a cash payment or shares of Common Stock (as specified by the Committee), an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the date of exercise over an exercise price established by the Committee on the date of grant.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“SECTION 162(M) GRANDFATHERED AWARD” means an Award that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and that is eligible for transition relief from the changes to Section 162(m) provided under the Tax Cuts and Jobs Act.

“STOCK OPTION” means an Incentive Stock Option and/or a Non-Qualified Stock Option.

“SUBSIDIARY” means any corporation or entity in which the Company directly or indirectly owns or controls 50% or more of the equity securities issued by such corporation or entity having the power to vote for the election of directors, and for purposes of an Incentive Stock Option, means a “subsidiary corporation” as defined in Section 424(f) of the Code (or any successor section thereto).

3. EFFECTIVE DATE AND TERM

(a) EFFECTIVE DATE. The Plan shall be effective on June 7, 2018, subject to the approval by the shareholders of the Company at the 2018 annual meeting of shareholders or any adjournments thereof.

(b) TERM. The Plan shall remain in effect until June 7, 2028, unless sooner terminated by the Board. Notwithstanding the foregoing, upon termination of the Plan, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms and conditions of the Award Agreements evidencing such Awards.

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4. SHARES OF COMMON STOCK SUBJECT TO PLAN

(a) MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN. The Aggregate Share Limit, subject to adjustment as provided in Section 4(b) of the Plan, shall be two (2) million shares (2,000,000). The number of shares of Common Stock to which an Award relates shall be counted against the Aggregate Share Limit at the time of the grant of the Award. If any Award under the Plan is cancelled by mutual consent or terminates, expires or is forfeited for any reason without having been exercised or settled in full, or if shares of Common Stock pursuant to an Award are forfeited pursuant to the restrictions applicable to the Award, or if an Award is settled in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares subject thereto shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Common Stock shall not become available for purposes of the Plan:

(i)	shares of Common Stock previously owned or acquired by the Participant that are delivered to the Company, or withheld from settlement of an Award, to pay the exercise price;

(ii)	shares of Common Stock that are delivered or withheld for purposes of satisfying an income tax or social insurance contribution withholding obligation; or

(iii)	shares of Common Stock reserved for issuance upon the grant of an SAR that exceed the number of shares actually issued upon exercise.

The shares of Common Stock which may be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

(b) ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event of any change in the capital structure, capitalization or Common Stock of the Company such as a stock dividend, extraordinary dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to: (i) the Aggregate Share Limit and any other share limitations provided under the Plan; (ii) the number of shares of Common Stock and type or kind of securities subject to any outstanding or other Award made to any individual Participant under the Plan; (iii) the per share exercise price in respect of any outstanding Stock Options; (iv) the number of shares of Common Stock and the number of Restricted Stock Units or the value of such Restricted Stock Units, as the case may be, which are the subject of other Awards then outstanding under the Plan; and (v) any other term or condition of any grant affected by any such change; provided however that such adjustments be made in accordance with the rules and regulations of Section 409A of the Code and provided further that no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code and with respect to any Award no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) of the Code. Notwithstanding the foregoing, any adjustments made pursuant to this section that are considered “deferred compensation” under Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code and any adjustments that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

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(c) NO REPRICINGS OR EXCHANGES WITHOUT SHAREHOLDER APPROVAL. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Committee shall neither lower the exercise price of a Stock Option or an SAR, nor grant any Award or provide cash in replacement of a cancelled Stock Option or SAR that had been granted at a higher exercise price, without the prior approval of the Company’s shareholders.

5. ADMINISTRATION

(a) THE COMMITTEE. The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the acts of a majority of the members present at any meeting at which a quorum is present shall be the acts of the Committee. Any one or more members of the Committee may participate in a meeting by conference telephone or similar means where all persons participating in the meeting can hear and speak to each other, which participation shall constitute presence in person at such meeting. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and held. The Company shall make grants and effect Awards under the Plan in accordance with the terms and conditions specified by the Committee, which terms and conditions shall be set forth in Award Agreements and/or other instruments in such forms as the Committee shall approve.

(b) COMMITTEE POWERS. The Committee shall have full power and authority to operate and administer the Plan in accordance with its terms. The powers of the Committee include, but are not limited to:

(i)	select Participants from among Employees and Outside Directors;

(ii)	establish guidelines, criteria and overall numbers of and limits of Awards;

(iii)	establish the types of, and the terms and conditions of, all Awards made under the Plan, subject to any applicable limitations set forth in, and consistent with the express terms of, the Plan;

(iv)	make grants, conditionally or unconditionally, and pay or otherwise effect Awards subject to, and consistent with, the express provisions of the Plan;

(v)	establish Performance Goals, Performance Measures and Performance Periods, subject to, and consistent with, the express provisions of the Plan;

(vi)	reduce the amount of any Award;

(vii)	prescribe the form(s) of Award Agreements and other instruments evidencing Awards under the Plan;

(viii)	pay and to defer payment of Awards, or change the form of payment, on such terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall determine;

(ix)	direct the Company to make conversions, accruals and payments pursuant to the Plan;

(x)

determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, accelerated, exchanged, deferred (in accordance with the requirements of Section 409A of the Code) or surrendered;

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(xi)	construe and interpret the Plan and any Award issued under the Plan and make any determination of fact incident to the operation of the Plan;

(xii)	promulgate, amend and rescind rules, regulations, guidelines and practices relating to the implementation, operation and administration of the Plan;

(xiii)	accelerate the date on which any Award may be exercised or vest;

(xiv)	delegate responsibility for Plan operation, management and administration on such terms consistent with the Plan, as the Committee may establish;

(xv)	delegate to other persons the responsibility for prescribing the form(s) of Award Agreements and other instruments evidencing Awards under the Plan;

(xvi)	engage the services of persons and firms, including banks, consultants, insurance companies and broker-dealers in furtherance of the Plan’s activities; and

(xvii)	make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the Plan.

The Committee may, in its sole discretion, delegate to one or more Executive Officers the power to select Participants from among the Employees provided that at the time of such grant, no recipient of such grants shall be an Executive Officer. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted thereunder in the manner and to the extent that it shall deem necessary or advisable to carry the Plan into effect and shall be the sole and final judge of such necessity or advisability.

(c) BINDING ACTION. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan, and of any Award Agreement, shall be final, conclusive and binding upon all Participants, and all persons claiming through Participants, affected thereby. No Committee member or delegate thereof shall be liable for any action taken or determination made, or which the Committee member or delegate fails to take or make, in good faith with respect to the Plan or any Awards granted thereunder.

(d) ADMINISTRATIVE ACCOUNTS. For the purpose of accounting for Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards where settlement is deferred into the future, the Company shall establish bookkeeping accounts evidencing the shares of Common Stock underlying such Awards and bearing the name of each Participant receiving such Awards. Each account shall be unsecured and unfunded, unless otherwise determined by the Committee in accordance with the terms of the Plan.

(e) AWARDS TO EMPLOYEES OUTSIDE OF THE UNITED STATES. The Committee may grant Awards to Employees who reside in countries outside of the United States. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion:

(i)	amend or vary the terms of the Plan in order to conform such terms with the requirements of each country where a Subsidiary is located;

(ii)

amend or vary the terms of the Plan in each country where an Employee or a Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants and/or the Subsidiary; or

(iii)	amend or vary the terms of the Plan in a country where an Employee or a Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan.

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The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes. The Committee may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a country shall be reflected in a written attachment to the Plan for each Subsidiary in such country. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities hereunder to one or more Executive Officers.

6. GRANT OF AWARDS

(a) AWARDS TO EMPLOYEES. The Committee may, in its sole discretion, grant Awards to any Employee under the Plan and to establish the terms and conditions applicable to such Awards.

(b) AWARDS TO OUTSIDE DIRECTORS. The Board (in lieu of the Committee) may, in its sole discretion, grant Awards under the Plan to Outside Directors, and to establish the terms and conditions applicable to such Awards. All references in this Plan to the Committee, insofar as they relate to Awards to Outside Directors, shall be deemed references to the Board. The Board shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

7. STOCK OPTIONS

(a) IN GENERAL. The Committee may grant Stock Options under the Plan, which may be Incentive Stock Options or Non-Qualified Stock Options. All Stock Options shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. Stock Options may be granted in addition to, or in tandem with or independent of other Awards under the Plan.

(b) ELIGIBILITY AND LIMITATIONS. An Employee may be granted an Incentive Stock Option or a Non-Qualified Stock Option under the Plan. An Outside Director may be granted a Non-Qualified Stock Option under the Plan. The Committee shall determine, in its discretion, the Employees and Outside Directors to whom Stock Options will be granted, the timing of such grants, and the number of shares of Common Stock subject to each Stock Option granted; provided (i) the maximum number of shares of Common Stock in respect of which Stock Options may be granted to any individual Employee or Outside Director during any fiscal year shall not exceed three hundred thousand shares (300,000), and (ii) in respect of Incentive Stock Options and subject to adjustment as provided in Section 4(b) of the Plan, the maximum number of shares of Common Stock that may be issuable pursuant to Incentive Stock Options shall not exceed six hundred thousand shares (600,000) and the aggregate Fair Market Value, determined as of the date the Incentive Stock Option is granted, of the shares of Common Stock with respect to which an Incentive Stock Option becomes exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required under the Code (and any portion of an Incentive Stock Option that cannot be exercised as such because of this limitation shall be treated as a Non-Qualified Stock Option).

(c) EXERCISE PRICE. The per share exercise price of each Stock Option granted under the Plan shall be determined by the Committee at the time of grant, but in no event shall the per share exercise price of any Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option and in no event shall the per share exercise price of any Incentive Stock Option granted to any Participant, who at the time of such grant, owns more than ten percent of

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the total combined voting power of all classes of stock of the Company or any Subsidiary, be less than 110% of the Fair Market Value of the Common Stock on the date of the grant of such Incentive Stock Option.

(d) TERM. The term of each Stock Option shall be fixed by the Committee, provided that the term shall not exceed ten (10) years from the date of grant and the term of an Incentive Stock Option granted to any Participant who at the time of such grant, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, shall not exceed five (5) years from the date of grant.

(e) EXERCISABILITY. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no Stock Option shall be exercisable during the first year after the date such Stock Option is granted. No Stock Option may be exercised unless the holder thereof is at the time of such exercise an Employee or Outside Director and has been continuously an Employee or Outside Director since the date such Stock Option was granted, except that the Committee or designated Executive Officers may permit the exercise of any Stock Option for any period following the Participant’s termination of employment or directorship not in excess of the original term of the Stock Option on such terms and conditions as it shall deem appropriate and specified in the related Award Agreement.

(f) METHOD OF EXERCISE. A Stock Option may be exercised, in whole or in part, by giving notice of exercise to the Company, in such form(s) as may be established by the Committee, specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the exercise price, plus any required withholding taxes, by any combination of the following methods of exercise as may be permitted by the Committee in its sole discretion and specified in the Participant’s Award Agreement:

(i)	cash;

(ii)

by surrender to the Company (either by actual delivery or attestation to the ownership) of shares of Common Stock with an aggregate Fair Market Value on the date of exercise that is equal to or less than the aggregate exercise price and payment of cash to the extent of any remaining balance of the aggregate exercise price;

(iii)

for Non-Qualified Stock Options, by a net exercise arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares of Common Stock with an aggregate Fair Market Value on the date of exercise that is equal to or less than the aggregate exercise price and will receive cash from the Participant to the extent of any remaining balance of the aggregate exercise price; or

(iv)

by delivery of irrevocable instructions to a broker designated by the Committee to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares of Common Stock being purchased, along with any applicable tax withholdings, subject to applicable law (“broker-assisted exercise”).

For the sake of clarity, the Committee shall have the discretionary authority to grant Stock Options that do not entitle a Participant to use all of the foregoing methods of exercise, and the Committee shall have the discretionary authority to limit a Participant to a particular method of exercise.

(g) LIMITATION ON MAXIMUM VALUE. Notwithstanding the foregoing, the Committee may establish, at the date of grant, terms and conditions regarding any Stock Option that limit the maximum value that

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a Participant may realize upon the exercise of such Stock Option as determined by reference to shares of Common Stock, based on the Fair Market Value on the date of exercise.

8. STOCK APPRECIATION RIGHTS

(a) IN GENERAL. The Committee may grant SARs under the Plan. All SARs shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. SARs may be granted in addition to, or in tandem with or independent of or other Awards under the Plan.

(b) ELIGIBILITY AND LIMITATIONS. Any Employee or an Outside Director may be granted SARs. The Committee shall determine, in its discretion, the Employees and Outside Directors to whom SARs will be granted, the timing of such grants, and the number of shares of Common Stock subject to each SAR granted; provided the maximum number of shares of Common Stock in respect of which SARs may be granted to any individual Employee or Outside Director during any fiscal year shall be three hundred thousand shares (300,000).

(c) EXERCISE PRICE. The per share exercise price of each SAR granted under the Plan shall be determined by the Committee prior to or at the time of grant, but in no event shall the per share exercise price of any SAR be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such SAR.

(d) TERM. The term of each SAR shall be fixed by the Committee provided that the term shall not exceed ten (10) years from the date of grant.

(e) EXERCISABILITY. An SAR shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no SAR shall be exercisable during the first year after the date of grant. No SAR may be exercised unless the holder thereof is at the time of such exercise an Employee or Outside Director and has been continuously an Employee or Outside Director since the date such SAR was granted, except that the Committee may permit the exercise of any SAR for any period following the Participant’s termination of employment or directorship not in excess of the original term of the SAR on such terms and conditions as it shall deem appropriate and specified in the related Award Agreement.

(f) FORM OF SETTLEMENT. An SAR may be settled in the form of shares of Common Stock or in cash, as may be established by the Committee in its discretion and specified in the related Award Agreement.

(g) LIMITATION ON MAXIMUM VALUE. Notwithstanding the foregoing, the Committee may establish, at the date of grant, terms and conditions regarding any SAR that limit the maximum value that a Participant may realize upon the exercise of such SAR.

9. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) IN GENERAL. The Committee may grant Restricted Stock and Restricted Stock Units under the Plan. All grants of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions of the Plan and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall determine. Restricted Stock and Restricted Stock Units may be granted in addition to, or in tandem with or independent of other Awards under the Plan.

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(b) ELIGIBILITY AND LIMITATIONS. Any Employee or an Outside Director may be granted Restricted Stock and/or Restricted Stock Units under the Plan. The Committee, in its sole discretion, shall determine whether a Restricted Stock Grant and/or Restricted Stock Unit Grant shall be made, the Employee or Outside Director to receive such grant, and the conditions and restrictions imposed on such grant; provided, the maximum number of shares of Common Stock which may be issued to any individual Employee as Restricted Stock and via Restricted Stock Units during any fiscal year shall not exceed seventy-five thousand shares (75,000), and the maximum value of shares of Common Stock any individual Employee or Outside Director may receive as Restricted Stock and via Restricted Stock Units in any fiscal year shall not exceed five million dollars ($5,000,000), determined using the Fair Market Value of the shares of Restricted Stock and/or the shares of Common Stock underlying the Restricted Stock Units as of the date of the grant thereof.

(c) RESTRICTIONS FOR RESTRICTED STOCK. Shares of Restricted Stock issued to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for the Restricted Period beginning on the date on which the Award is granted. The Committee may also impose such other restrictions, limitations and conditions on the shares or the release of the restrictions thereon as it deems appropriate. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified dates following the grant date of such Award or all at once. The Restricted Period applicable to Restricted Stock granted to Employees or Outside Directors shall, in the case of a time-based restriction, be not less than one (1) year, with no more frequent than ratable vesting over such period.

(d) RESTRICTIONS FOR RESTRICTED STOCK UNITS. The Restricted Period applicable to Restricted Stock Units granted to Employees shall, in the case of a time-based restriction, be not less than one (1) year, with no more frequent than ratable vesting over such period. The Committee may also impose such other restrictions, limitations and conditions on the Restricted Stock Units or the release of the restrictions thereon as it deems appropriate. In determining the Restricted Period of an Award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the Restricted Stock Units on specified dates following the grant date of such Award or all at once.

(e) SETTLEMENT. Upon lapse of the Restricted Period and if all conditions have been satisfied and any applicable Performance Goals attained, the shares of Restricted Stock shall become freely-transferable and non-forfeitable, and the shares of Common Stock underlying a Restricted Stock Unit will be made available to the Participant, subject to satisfaction of applicable withholding tax requirements; provided, that the Committee may, in its discretion, require (i) the further deferral of any Restricted Stock or shares of Common Stock underlying a Restricted Stock Unit beyond the initially specified Restricted Period subject to the conditions set forth in Section 12, (ii) that the Restricted Stock be retained by the Company, and (iii) that the Participant receive a cash payment in lieu of unrestricted shares of Common Stock.

(f) RIGHTS AS A SHAREHOLDER. Except as otherwise provided in an Award Agreement, a Participant shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and receive any cash dividends paid thereon. Stock dividends distributed with respect to shares of Restricted Stock shall be treated as additional shares under the Restricted Stock grant and shall be subject to the restrictions and other terms and conditions set forth therein. A Participant holding a Restricted Stock Unit shall not have any rights of a shareholder of the Company until such time as the shares of Common Stock underlying the Restricted

2018 Proxy Statement	A-11

Stock Unit grant are delivered to Participant. The Committee has discretion to determine whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive dividend equivalents (in the form of cash, Common Stock or other property) corresponding to the dividends payable on the shares of Common Stock underlying the Restricted Stock Unit, provided that any dividend equivalents that are awarded shall not vest and become payable unless the underlying Restricted Stock Units vest.

10. PERFORMANCE AWARDS

(a) ELIGIBILITY AND TERMS. The Committee may grant, to Employees, Awards under the Plan, including Stock Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards, which may be earned in whole or in part upon the attainment of Performance Goals established by the Committee (“Performance Awards”). Outside Directors may not receive Performance Awards under the Plan. Performance Awards may be settled in shares of Common Stock or in cash, as the Committee may establish in its sole discretion, and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee or designated Executive Officers shall determine in accordance with personnel policies developed by the Company. The Committee shall, in its sole discretion, determine the Employees eligible to receive Performance Awards. At the time each Performance Award is granted, the Committee shall establish the Performance Period, the Performance Measure and the Performance Goals in respect of such Performance Awards. Performance Awards may be made alone, in addition to, in tandem with, or independent of other Awards under the Plan.

(b) LIMITATIONS. The maximum number of shares of Common Stock which may be the subject of Performance Awards made to any individual Employee in respect of any fiscal year shall not exceed seventy-five thousand shares (75,000). Also, the maximum value any individual Employee may receive during any fiscal year as Performance Awards shall not exceed five million dollars ($5,000,000), determined using the Fair Market Value of such Performance Awards as of the date of grant.

(c) PERFORMANCE GOALS, PERFORMANCE MEASURES AND PERFORMANCE PERIODS. Each Performance Award shall provide that, in order for a Participant to receive all or a portion of the shares of Common Stock subject to such Performance Award, the Company must achieve certain Performance Goals over a designated Performance Period having a minimum duration of one year, with attainment of the Performance Goals determined using specific Performance Measures. The Performance Goals and Performance Period shall be established by the Committee in its sole discretion. The Committee shall establish Performance Measures for each Performance Period for determining the extent to which the Performance Award which will vest based on the attainment level of the Performance Goals. In establishing Performance Goals, the Committee may use Performance Measures based on any one, or on any combination, of the following Company performance factors (or such other performance factors) as the Committee deems appropriate:

(i)	cumulative net income per diluted share;

(ii)	cumulative net income;

(iii)	return on sales;

(iv)	total shareholder return;

(v)	return on assets;

(vi)	economic value added;

A-12	Tech Data Corporation

(vii)	cash flow;

(viii)	return on equity;

(ix)	return on capital employed;

(x)	cumulative operating income (which shall equal consolidated sales minus cost of goods sold and selling, general and administrative expense); and

(xi)	achievement of explicit strategic objectives or milestones.

Performance Goals may include minimum, maximum and target levels of performance, with the size of Performance Award based on the level attained. Once established by the Committee and specified in the Award Agreement, and if and to the extent provided in or required by the Award Agreement, the Performance Goals and the Performance Measure in respect of any Performance Award shall not be changed. The Committee may, in its discretion, eliminate, reduce or increase the amount of any Performance Award that otherwise would be payable to a Participant upon attainment of the Performance Goal(s).

11. OTHER STOCK-BASED AWARDS

The Committee may grant, to Employees and Outside Directors, Other Stock-Based Awards that are valued in whole or in part by reference to, or are otherwise based upon shares of Common Stock, either alone or in addition to other Awards granted under this Plan. Other Stock-Based Awards may be settled in shares of Common Stock, cash or any other form of property, as the Committee shall determine in its sole discretion. Subject to this Plan, the Committee shall have sole and complete authority to determine the Employees and Outside Directors to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards and all other terms and conditions of Other Stock-Based Awards. Other Stock-Based Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with this Plan as herein set forth. Unless the Committee determines otherwise to address specific considerations, Other Stock-Based Awards granted to Employees or Outside Directors shall have a vesting period of not less than one year.

12. DEFERRALS

The Committee may, whether at the time of grant or at anytime thereafter prior to payment or settlement of an Award, require a Participant to defer, or permit (subject to such conditions as the Committee may from time to time establish) a Participant to elect to defer, receipt of all or any portion of any payment of cash or shares of Common Stock that would otherwise be due to such Participant in payment or settlement of any Award under the Plan. If any such deferral is required by the Committee (or is elected by the Participant with the permission of the Committee), the Committee shall establish rules and procedures for such payment deferrals intended to cause the deferral to be either exempt from or in compliance with the rules and regulations of Section 409A of the Code. In any event, neither the Committee nor the Board shall have the authority to establish rules or procedures that would cause an Award that is not intended to be subject to Section 409A of the Code on the grant date to become subject thereto. The Committee may provide for the payment or crediting of interest, at such rate or rates as it shall in its discretion deem appropriate, on such deferred amounts credited in cash and the payment or crediting of dividend equivalents in respect of deferred amounts credited in common stock equivalents. Deferred amounts may be paid in a lump sum or in installments in the manner and to the extent permitted, and in accordance with rules and procedures established, by the Committee.

2018 Proxy Statement	A-13

13. NON-TRANSFERABILITY OF AWARDS

Unless the Committee, in its sole discretion, determines otherwise at the time an Award is granted, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. An Award and all rights thereunder shall terminate immediately if a Participant attempts to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award or any rights therein to any person except as permitted herein or pursuant to the terms of such Award. To the extent the Committee authorizes the transferability of the Award, (i) in no event shall any transfer be made to any person or persons other than such Participant’s spouse, children or grandchildren, or a trust for the exclusive benefit of one or more such persons, which transfer must be made as a gift and without any consideration; and (ii) provide for the transferability of a particular grant or Award pursuant to a qualified domestic relations order. All other transfers and any re-transfer by any permitted transferee are prohibited and any such purported transfer shall be null and void. Each Award which becomes the subject of permitted transfer (and the Participant to whom it was granted by the Company) shall continue to be subject to the same terms and conditions as were in effect immediately prior to such permitted transfer. The Participant shall remain responsible to the Company for the payment of all withholding taxes including but not limited to those incurred as a result of any grant, vesting or exercise of such Award, as applicable. In no event shall any permitted transfer of an Award create any right in any party in respect of any Award, other than the rights of the qualified transferee in respect of such Award specified in the related Award Agreement.

14. CHANGE IN CONTROL

(a) EFFECT ON AWARDS. In the event of a Change in Control (as defined below) of the Company, except as otherwise provided in an applicable Award Agreement or as the Board comprised of a majority of continuing Directors may expressly provide otherwise, and notwithstanding any other provision of the Plan to the contrary: (i) all Stock Options then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable; (ii) all restrictions and conditions in respect of all Restricted Stock and Restricted Stock Unit Grants then outstanding shall be deemed satisfied as of the date of the Change in Control; and (iii) all Performance Awards and Awards shall be deemed to have been fully earned, at the maximum amount of the award opportunity specified in the Award Agreement, as of the date of the Change in Control. In the event that a payment or delivery of an Award in connection with a Change in Control would not be a permissible distribution event, within the meaning of Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such Award; or (ii) the date of termination of the Participant’s employment or service with the Company that meets the requirements of Section 409A of the Code or six months after such termination in the case of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(b) CHANGE IN CONTROL DEFINED. For purposes of this Section 14 of the Plan, Change in Control means a transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if: (i) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding

A-14	Tech Data Corporation

securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the Beneficial Ownership or changes therein, of the Company’s securities by either of the foregoing); (ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company common stock, directly or indirectly, have at least a 65% ownership interest; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (“Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

15. AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan, except with respect to Awards then outstanding. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem necessary or appropriate without approval of the shareholders, unless such approval is necessary in order to comply with applicable laws, including the Exchange Act, NASDAQ or stock exchange rules on which prices for the Common Stock are quoted at any given time, the Code and the analogous applicable laws of any other country or jurisdiction where Awards are granted under the Plan. In no event may the Board amend the Plan without the approval of the shareholders to: (i) increase the Aggregate Share Limit; (ii) increase any limitation set forth in the Plan on the number of shares of Common Stock which may be issued, or the aggregate value of Awards which may be made, issued, or received, in respect of any type of grant to all Participants during the term of the Plan or to any individual Participant during any specified period; or (iii) reduce the minimum exercise price for Stock Options.

16. MISCELLANEOUS

(a) WITHHOLDING TAXES. All Awards granted under the Plan will be made subject to any applicable withholding for taxes of any kind. The Company or the Subsidiary that employs a Participant shall have the right to deduct from any amount payable under the Plan, including delivery of shares of Common Stock to be made under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment (including social insurance contributions) and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If shares of Common Stock are used to satisfy withholding taxes, such shares shall be valued, unless otherwise provided for in an Award Agreement, based on the Fair Market Value of the shares of Common Stock on the date when the withholding for taxes is determined. The Company or the Subsidiary that employs a Participant shall have the right to require a Participant to pay cash to satisfy withholding taxes as a condition to the payment or settlement of any amount (whether in cash or shares of Common Stock) under the Plan.

2018 Proxy Statement	A-15

(b) NO RIGHT TO EMPLOYMENT. Neither the adoption of the Plan nor the grant of any Award shall confer upon any Employee any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Employee at any time, with or without Cause.

(c) UNFUNDED PLAN. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(d) PAYMENTS TO TRUST. The Committee is authorized to cause to be established a trust agreement or several trust agreements where under the Committee may make payments of amounts due or to become due to Participants in the Plan.

(e) OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any pension or other employee benefit plan or similar arrangement provided by the Company or any Subsidiary, unless (i) expressly so provided by such other plan or arrangement or (ii) the Committee expressly determines that an Award or a portion thereof should be included as recurring compensation. Nothing contained in the Plan shall prohibit the Company or any Subsidiary from establishing other special awards, incentive compensation plans, compensation programs and other similar arrangements providing for the payment of performance, incentive or other compensation to Employees. Payments and benefits provided to any Employee under any other plan, including, without limitation, any stock option, stock award, restricted stock, deferred compensation, savings, retirement or other benefit plan or arrangement, shall be governed solely by the terms of such other plan.

(f) REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares of Common Stock or cash payouts under this Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies or national securities exchanges as may be required.

(g) SECURITIES LAW COMPLIANCE. As to any Participant who is, on the relevant date, an Executive Officer, Director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act or any successor rule. To the extent any provision of this Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

No Stock Option granted pursuant to this Plan shall be exercisable in whole or in part, and no shares of Common Stock shall be issued pursuant to an Award, if such exercise or issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other federal or state statutes having similar requirements), as in effect at that time. Each Award shall be subject to the further requirement that, if at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such Award under any securities exchange

A-16	Tech Data Corporation

requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of shares of Common Stock thereunder, such Award may not be exercised and no shares of Common Stock may be issued in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained to the satisfaction of the Board in its sole discretion.

(h) CODE SECTION 409A COMPLIANCE. To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A of the Code, the regulations thereunder promulgated by the United States Department of Treasury (the “Treasury Regulations”) and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax withholding obligations under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement by reference to a termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax obligations under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is one (1) day after six (6) months following the Participant’s termination of employment (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year. In no event whatsoever shall the Company be liable for any additional taxes, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(i) SEVERABILITY. In the event any provision of the Plan shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan.

(j) TRANSITION—The Plan replaces and supersedes the Prior Plan, which shall automatically terminate when the Plan becomes effective; provided, that such termination shall not affect any grants or awards then outstanding under the Prior Plan.

(k) GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

* * * * *

2018 Proxy Statement	A-17

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 5, 2018.

VOTE BY PHONE - 1-800-690-6903

You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 5, 2018.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A mailed proxy must be received on or before June 5, 2018.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42487-P03915                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECH DATA CORPORATION
The Board of Directors recommends you Vote FOR the following proposals:
The Board recommends a Vote FOR Proposal 1.
1.	To elect ten (10) directors, whose names are set forth in the accompanying Proxy Statement, to serve until the next Annual Meeting or until their successors are duly elected and qualified.

Nominees:		For	Against	Abstain

1a.	Charles E. Adair	☐	☐	☐

1b.	Karen M. Dahut	☐	☐	☐

1c.	Robert M. Dutkowsky	☐	☐	☐

1d.	Harry J. Harczak, Jr.	☐	☐	☐

1e.	Bridgette P. Heller	☐	☐	☐

1f.	Richard T. Hume	☐	☐	☐

1g.	Kathleen Misunas	☐	☐	☐

1h.	Thomas I. Morgan	☐	☐	☐

1i.	Patrick G. Sayer	☐	☐	☐

1j.	Savio W. Tung	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board recommends a Vote FOR Proposal 2.		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2019.	☐	☐	☐

The Board recommends a Vote FOR Proposal 3.

3.	To approve, on an advisory basis, named executive officer compensation for fiscal 2018.	☐	☐	☐

The Board recommends a Vote FOR Proposal 4.

4.	To approve the 2018 Equity Incentive Plan.	☐	☐	☐

The proxyholders are authorized to vote on such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42488-P03915

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 6, 2018.

The undersigned hereby appoints Robert M. Dutkowsky and Wayne O. Hanewicz as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 28, 2018, at the Annual Meeting of Shareholders to be held on June 6, 2018 at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side